================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM 8-K

                             ----------------------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 13, 2004

                             PARKER DRILLING COMPANY
             (Exact name of registrant as specified in its charter)

        Delaware                     1-7573                   73-0618660
-----------------------      -----------------------      -------------------
(State of incorporation)    (Commission File Number)      (I.R.S. Employer
                                                          Identification No.)

              1401 Enclave Parkway, Suite 600, Houston, Texas 77077
              -----------------------------------------------------
               (Address of principal executive offices) (Zip code)

                                 (281) 406-2000
               ---------------------------------------------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
           ------------------------------------------------------------
          (Former Name or Former Address, If Changed Since Last Report)

================================================================================

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE

INTRODUCTORY NOTE

     In May 2004, we were awarded two drilling contracts in Mexico and mobilized seven land rigs from our Latin America region to Mexico to fulfill the terms of the contracts. The seven land rigs had been included in discontinued operations and as assets held for sale since June 30, 2003. As a result of the new contracts, the operations related to the seven land rigs were reclassified from discontinued operations to continuing operations effective May 1, 2004. Effective June 30, 2004, the remaining nine Latin America land rigs were reclassified to continuing operations as required by Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," due to the lack of a firm sales prospect. Such change in classification was reported in our Form 10-Q for the period ended June 30, 2004. Accordingly, we are filing this Form 8-K to restate our consolidated financial statements, for each of the three years in the period ended December 31, 2003 to reflect the reclassification of our Latin America assets from discontinued operations to continuing operations. We are presenting the following information:

     o  Selected Financial Data,

     o Management's Discussion and Analysis of Financial Condition and Results of Operations,

     o  Consolidated Financial Statements and Related Notes, and

     o  Consent of Independent Registered Public Accounting Firm.

     This Form 8-K does not reflect events occurring after the filing of the original Form 10-K, and does not modify or update the disclosures therein in any way, other than as required to reflect the changes in discontinued operations as described above and set forth below.

SELECTED FINANCIAL DATA

     The following table presents selected historical consolidated financial data derived from the audited financial statements of Parker Drilling for each of the three years in the period ended December 31, 2003 and from our unaudited accounting records for the two years in the period ended December 31, 2000 and 1999. By way of background, in 2003, our board of directors approved a plan to sell our non-core assets, which, as of December 31, 2003, included our Latin America assets, consisting of 16 land rigs and related inventory and spare parts, and our U.S. offshore assets, consisting of six jackup and four platform rigs. The two operations that constituted this plan of disposition met the requirements of discontinued operations under the provisions of SFAS No. 144. Accordingly, effective June 30, 2003, the Latin America assets and U.S. offshore assets were reclassified from continuing operations to discontinued operations.

     During 2004, we were awarded two drilling contracts in Mexico and mobilized seven land rigs from Latin America to Mexico to fulfill the terms of the contracts. In May 2004, the operations related to the seven land rigs were reclassified from discontinued operations to continuing operations. In addition, effective June 30, 2004, the remaining nine Latin America land rigs were reclassified to continuing operations as required by SFAS No. 144 due to the lack of a firm sales prospect. The U.S. offshore assets remain in discontinued operations due to the subsequent sale of all but one rig and a commitment to sell the remaining one jackup rig in that group. Accordingly, our consolidated financial statements for each of the five years ended December 31, 2003 have been reclassified to present our Latin America operations as continuing operations.

      The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes appearing elsewhere in this Form 8-K.

                                                                                  Year Ended December 31,
                                                        ---------------------------------------------------------------------------
                                                            2003          2002(1)         2001(1)         2000(1)         1999(1)
                                                        -----------     -----------     -----------     -----------     -----------
                                                                                   (Dollars in Thousands)
             Statement of Operations Data
----------------------------------------------------
Drilling and rental revenues:
  U.S. drilling                                         $    67,449     $    78,330     $   118,998     $    89,121     $    77,518
  International drilling                                    216,567         259,874         268,317         207,380         195,018
  Rental tools                                               54,637          47,510          65,629          42,833          27,656
                                                        -----------     -----------     -----------     -----------     -----------
Total drilling and rental revenues                          338,653         385,714         452,944         339,334         300,192
                                                        -----------     -----------     -----------     -----------     -----------
Total drilling and rental operating expenses                296,671         327,205         360,579         297,997         278,304
                                                        -----------     -----------     -----------     -----------     -----------
Drilling and rental operating income                         41,982          58,509          92,365          41,337          21,888
Net construction contract operating income                    2,000           2,462               -               -               -
General and administration expense                           19,256          24,728          21,721          20,392          16,312
Provision for reduction in carrying
  value of certain assets and reorganization
  expense(2)                                                  6,028           1,140           7,500           7,805          13,607
Gain on disposition of assets, net                            4,229           3,453           1,956          22,978          39,538
                                                        -----------     -----------     -----------     -----------     -----------
Total operating income                                       22,927          38,556          65,100          36,118          31,507
                                                        -----------     -----------     -----------     -----------     -----------
Other income and (expense):
  Interest expense                                          (53,790)        (52,409)        (53,015)        (57,036)        (55,928)
  Other                                                      (4,586)         (3,040)          2,830          12,084           3,051
                                                        -----------     -----------     -----------     -----------     -----------
Total other income and (expense)                            (58,376)        (55,449)        (50,185)        (44,952)        (52,877)
                                                        -----------     -----------     -----------     -----------     -----------
Income (loss) before income taxes                           (35,449)        (16,893)         14,915          (8,834)        (21,370)
Income tax expense (benefit)                                 16,985           4,300          12,588           6,537          (2,680)
                                                        -----------     -----------     -----------     -----------     -----------
Income (loss) from continuing operations                    (52,434)        (21,193)          2,327         (15,371)        (18,690)
Discontinued operations, net of taxes(3)                    (57,265)        (19,717)          8,732          (3,674)        (19,207)
Cumulative effect of change in accounting principle(4)            -         (73,144)              -               -               -
                                                        -----------     -----------     -----------     -----------     -----------
Net income (loss)                                       $  (109,699)    $  (114,054)    $    11,059     $   (19,045)    $   (37,897)
                                                        ===========     ===========     ===========     ===========     ===========

Basic and diluted earnings (loss) per share:
  Income (loss) from continuing operations              $     (0.56)    $     (0.23)    $      0.03     $     (0.19)    $     (0.24)
  Net income (loss)                                     $     (1.17)    $     (1.23)    $      0.12     $     (0.23)    $     (0.49)

             Balance Sheet Data
----------------------------------------------------
Cash and cash equivalents                               $    67,765     $    51,982     $    60,400     $    62,480     $    45,501
Property, plant and equipment, net                          387,664         641,278         695,529         663,525         661,402
Assets held for sale                                        150,370             896           1,800           6,860          17,063
Total assets                                                847,632         953,325       1,105,777       1,107,419       1,082,743
Total long-term debt and capital leases, including
  current portion                                           571,625         589,930         592,172         597,627         653,631
Stockholders' equity                                        192,803         300,626         412,143         399,163         329,421

--------------

(1)  During the first quarter of 2003, we determined that pursuant to the provisions of EITF No. 01-14, "Income
     Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred," amounts received as reimbursements should have been reported as revenues, with the corresponding amounts reported as operating expenses. In prior years, we netted the reimbursement with the cost in the statement of operations. Accordingly, we have revised its previously issued statement of operations to reflect this new presentation. The effect of making this change was an increase in both total drilling and rental revenues and total drilling and rental operating expenses for continuing operations of $32.6 million, $37.6 million, $20.8 million and $8.1 million for the years ended December 31, 2002, 2001, 2000 and 1999, respectively, and $4.9 million, $7.1 million, $9.7 million and $10.4 million for discontinued operations for the years ended December 31, 2002, 2001, 2000 and 1999, respectively, as previously reported in our 2003 Form 10-K. As a result of the change in our discontinued operations in the second quarter of 2004, as discussed in Note 2 in the notes to the consolidated financial statements, the effect of making this change on our financial statements presented herein was an increase in both total drilling and rental revenues and total drilling and rental operating expenses for continuing operations of $35.0 million, $41.4 million, $25.9 million and $14.7 million for the years ended December 31, 2002, 2001, 2000 and 1999, respectively, and $2.5 million, $3.3 million, $4.6 million and $3.8 million for discontinued operations for the years ended December 31,
     2002, 2001, 2000 and 1999, respectively. This revision has no effect on total operating income, net income, cash flows or any balance sheet amount presented.

(2)  The material items in provision for reduction in carrying value of certain assets and reorganization expense are as follows:

       o  In December of 2003 we impaired three non-marketable land rigs in our Asia Pacific region and certain equipment in New Iberia, Louisiana for $2.6 million. In August 2004, we sold our buildings and substantially all of our land in New Iberia, Louisiana relating to our drilling operations. The net sales price of approximately $6.4 million, substantially all of which has been received, resulted in an impairment provision of $3.4 million for the property, which was recorded in 2003.

       o  The $7.5 million in 2001 related to relocation costs for the move of the corporate headquarters to Houston,
          Texas.

       o  The $7.8 million in 2000 related to the impairment of a drilling rig which was located in Singapore.

       o  The $13.6 million provision in 1999 included various asset write-downs related to drilling rigs, inventory and receivables.

(3)  As of June 30, 2003 we recognized an impairment of $54.0 million related to those operations reclassified to discontinued operations.

(4)  The change in accounting principle related to our adoption of SFAS No. 142, "Goodwill and Other Intangible Assets,"
     resulted in recording the impairment of goodwill in the amount of $73.1 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                              RESULTS OF OPERATIONS
                              Outlook and Overview

      The financial results for 2003 continued to reflect the current depressed conditions in most drilling markets. Barge drilling rig dayrates in the Gulf of Mexico drilling market were depressed during 2003 despite natural gas prices remaining at historically high levels during the period. We believe this can be attributed to several factors, including operators addressing debt reduction issues, lack of acceptable well prospects for major oil companies and funding issues for independent operators. Consistent with these market conditions, barge rig utilization and dayrates declined one percent and nine percent, respectively, during 2003 when compared to 2002. We believe that the factors mentioned above have become less significant and that utilization and dayrates have improved during the first quarter of 2004. If natural gas prices remain at current levels, we expect the continuation of the current trend.

      During 2003 we had two incidents that resulted in significant damage to two of our rigs in the Gulf of Mexico. On September 11, 2003, a malfunction caused one side of jackup rig 14 to become partially submerged in the water, resulting in significant damage to the rig and the loss of certain drilling equipment overboard. After being towed to the shipyard, the damages were analyzed and an insurance claim submitted, which is presently under consideration. We believe that substantially all of the loss will be covered by insurance. Our insurance is based on replacement costs and thus expected to exceed the net book value of the rig plus costs incurred to tow it to the shipyard and evaluate the damage. On November 6, 2003, we experienced a well control incident during completion operations on our workover barge rig 18. The barge rig was declared a total loss and we received $6.0 million in insurance proceeds in December 2003, which was in excess of the loss incurred.

      Revenues and operating income in our rental tools business in the Gulf of Mexico increased during 2003 when compared to 2002. Revenues increased primarily due to more deep water projects and the addition of new customers in the Gulf of Mexico. In addition, contributing to the increase has been the opening of Quail Tools' new Evanston, Wyoming operation that meets the market niche of Quail Tools as they continue to establish a solid customer base.

      The Commonwealth of Independent States (former Soviet Union, referred to herein as "CIS") is our leading market of international land operations. In addition to our established operations in Kazakhstan and Russia, one of our subsidiaries signed a three-year, two rig contract in 2003 with Calik Enerji, A.S. to provide drilling services to Turkmenneft State Concern in Turkmenistan. One drilling rig began operations in early November; the second rig is on site and is expected to begin drilling operations in the first quarter of 2004. Our remaining international land operations showed signs of improvement during the fourth quarter of 2003 due primarily to new contracts in our Asia Pacific operation. We have two new contracts in New Zealand and a new contract in Bangladesh. The new contracts in New Zealand and Bangladesh are anticipated to last from nine to twelve months. We continue to experience increased bidding activity in New Zealand.

      Our international barge drilling operations were negatively impacted during 2003 by continued community unrest in Nigeria. One incident has resulted in the shutdown and evacuation of barge rig 74 since March 2003. We have been unable to access the barge rig due to the ongoing community unrest. Based on a very preliminary high fly over assessment by our customer in July 2003, we recorded a charge of approximately $1.7 million in June 2003, to account for the portion of the estimated repair costs that will not be covered by insurance. Although the rig is still not accessible, indirect reports that are not verifiable indicate that the rig has sustained significant damage that is not quantifiable at this time. We believe that the damage to the rig will be covered by insurance. In the Caspian Sea, our arctic-class barge rig 257 completed its initial four-year contract in November 2003. As of the end of 2003, barge rig 257 was stacked and we are currently in discussions with potential customers; however, we do not anticipate that this rig will resume operations until late 2004 or early 2005. Considering the current unrest in Nigeria and the status of rig 257, we expect international barge drilling operations to remain flat or decline in 2004.

      In 2003, our board of directors approved a plan to sell our non-core assets to generate funds to enhance our debt reduction capabilities. As of December 31, 2003, our fleet of rigs held for sale consisted of six shallow-water jackup rigs and four offshore platform rigs located in the Gulf of Mexico and 16 land rigs and related inventory and spare parts located in Latin America. We identified these assets for sale based on the relatively low utilization rates of the land rigs and platform rigs and the wide fluctuations in the dayrates for the jackup rigs. The operations that constituted this plan of disposition met the requirements of discontinued operations under the provisions of SFAS No. 144. Accordingly, our consolidated financial statements for the years ended December 31, 2003, 2002 and 2001 as previously reported in our 2003 Form 10-K were reclassified to present our Latin America operations and our U.S. jackup and platform drilling operations as discontinued operations. The assets held for sale were written down to their estimated fair value, which resulted in a non-cash impairment charge of $54.0 million recognized in the second quarter of 2003.

      In 2004, the board of directors concurred with the Company's plan to actively market certain of the Latin America land rigs in Mexico. As a result, in early May 2004, a subsidiary of the Company was awarded two contracts in Mexico that will utilize seven Latin America land rigs. Based on this change in plans, the seven land rigs moving to Mexico have been reclassified from discontinued operations to continuing operations effective May 2004. The nine land rigs remaining in Latin America were reclassified from discontinued operations to continuing operations effective June 30, 2004 as required by SFAS No. 144. The reclassification was made based on the application of SFAS No. 144, which requires that unless assets classified as discontinued operations are either sold or have a firm commitment for sale within a one-year period, such assets should be reclassified to continuing operations. SFAS No. 144 further requires that assets returned to continuing operations be recorded at the lower of net book value or fair value, and that net book value be adjusted by the depreciation that would have been recognized as if the asset had remained classified as continuing operations. Based on the foregoing, the Company recognized an impairment of $5.1 million as a provision for reduction in carrying value of the assets for the 16 Latin America land rigs during the second quarter of 2004.

      Although no asset sales were consummated during 2003, we used some of our existing cash and cash flows to repay $19.3 million as a first step toward our goal of a debt reduction of $200 million. Since December 31, 2003, we have further reduced our debt an additional $14.6 million by purchasing $9.5 million of our 5.5% Convertible Subordinated Notes and paying off the remaining Boeing Capital Corporation note which had a balance of $5.1 million.

      During October 2003, we completed a refinancing of a portion of our debt. The total refinancing package was for $325.0 million comprised of $175.0 million of 9.625% Senior Notes due 2013 and the replacement of our senior credit facility with a $100.0 million delayed draw term loan facility and a $50.0 million revolving credit facility. Proceeds from the refinancing were used to retire in full the outstanding $214.2 million of our 9.75% Senior Notes due 2006. We believe these transactions have provided adequate financial flexibility to pursue asset sales in a very determined but conservative fashion. The transactions have neither reduced our resolve to successfully complete asset sales nor modified our January 2003 goal to reduce debt by $200 million.

      We continue to be vigilant in our efforts to conserve cash by reducing our general and administrative expenses and limiting our capital expenditures. We reduced our general and administrative expenses in 2003 to $19.3 million from $24.7 million in 2002 by reducing our corporate workforce in 2002 and by limiting administrative costs. We will continue to make adjustments as appropriate for the level of our operations. Our capital expenditure program calls for limiting expenditures to scheduled ongoing maintenance projects, our preventive maintenance program and capital projects that we believe have the potential to yield an attractive rate of return. As a result, our capital expenditures for 2003 were $35.0 million.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      We recorded a loss from continuing operations of $52.4 million for the year ended December 31, 2003 as compared to a loss from continuing operations of $21.2 million for the year ended December 31, 2002. We recorded a loss from discontinued operations of $57.3 million for the year ended December 31, 2003 as compared to a loss from discontinued operations of $19.7 million for the year ended December 31, 2002. For the year ended December 31, 2002 we recognized a change in accounting principle related to our adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" which resulted in recording the impairment of goodwill, effective the first quarter of 2002, in the amount of $73.1 million.

                                                                       Year Ended December 31,
                                                                -----------------------------------
                                                                      2003                2002
                                                                ---------------     ---------------
                                                                       (Dollars in Thousands)
Drilling and rental revenues:
  U.S. drilling                                                 $ 67,449     20%    $ 78,330     20%
  International drilling                                         216,567     64%     259,874     68%
  Rental tools                                                    54,637     16%      47,510     12%
                                                                --------    ---     --------    ---
Total drilling and rental revenues                              $338,653    100%    $385,714    100%
                                                                ========    ===     ========    ===

      The reduction in revenues from $385.7 million to $338.7 million was attributed to reduced drilling activity worldwide as a result of the economic downturn in the United States and increased inventories of oil and natural gas.

      U.S. drilling revenues from continuing operations of 21 barge rigs decreased $10.9 million in 2003 to $67.5 million due primarily to lower dayrates. The Gulf of Mexico market declined significantly during the fourth quarter of 2001 and continued throughout 2002 and 2003 due primarily to a reduction in drilling activity. Average dayrates declined nine percent during 2003 as compared to 2002. Utilization for the barge rigs remained comparable year to year, 51 percent in 2003 and 52 percent in 2002. Although prices for natural gas have risen, uncertainty regarding the economy and international issues caused operators to be hesitant to significantly increase drilling in 2003.

      International drilling revenues decreased $43.3 million to $216.6 million in 2003 as compared to 2002, of which $26.2 million was attributed to a decrease in international land drilling revenues. International land drilling revenues in the CIS region increased $2.8 million in 2003 primarily attributed to commencement of drilling operations on Sakhalin Island in Russia. Drilling activity began in June 2003, on a five-year contract with five one-year options, contributing revenues of $13.3 million. This increase was partially offset by decreased revenues in Kazakhstan. In the Karachaganak field we worked three rigs during 2002 while only one worked during 2003. The remaining rig in the Karachaganak field is expected to continue drilling through 2004. In addition, in December 2002, one Tengizchevroil ("TCO") owned rig for which we provided labor services was released, resulting in reduced revenues in 2003. This rig was reinstated and returned to active drilling in November 2003. Revenues decreased in the Asia Pacific region and the Middle East by $11.0 million related primarily to reduced utilization in Papua New Guinea and Indonesia. This decrease was partially offset by a new contract in Bangladesh that began drilling during the fourth quarter of 2003. Revenues decreased $18.0 million in the Latin America region due to a decrease in utilization. The region operated an average of 3.0 rigs during the current year as compared to 7.0 rigs during the year ended December 31, 2002. The decline in utilization is primarily attributed to Colombia and Ecuador, partially offset by operations in Peru. In 2002, Ecuador had one rig operating; the contract was completed in late 2002 and the rig has been mobilized to Bangladesh. Peru had one rig operating at full dayrate during 2003 as compared to a partial year for the year ended December 31, 2002.

      International offshore drilling revenues accounted for the remaining $17.1 million decrease in international drilling revenues and were attributable entirely to Nigeria. In March 2003, two of the three barge rigs suspended drilling and were evacuated due to community unrest. After evacuation both barge rigs were placed on force majeure rates at approximately 90 percent of the full dayrate. One of the barge rigs, rig 75, returned to full operations while the second barge rig remains evacuated. In April 2003, barge rig 74 was placed on a standby rate at approximately 45 percent of the full dayrate. This dayrate will terminate in March 2004. As of December 31, 2003, barge rigs 75 and 73 are operating on full dayrates and barge rig 74 remains on the reduced standby rate. Barge rig 72 has been stacked since the completion of its contract during the third quarter of 2002.

      Rental tools revenues increased $7.1 million in 2003 as Quail Tools reported revenues of $54.6 million. Revenues increased $3.5 million from the New Iberia, Louisiana operation, increased $1.3 million from the Victoria, Texas operation, decreased $0.4 million from the Odessa, Texas operation, and generated an increase of $2.7 million from its new operation in Evanston, Wyoming. Both the New Iberia, Louisiana and Victoria, Texas operations experienced an increase in customer demand due to increased deep water drilling in the Gulf of Mexico. The Odessa, Texas operation was down seven percent in 2003 as compared to 2002 due to a decrease in customer activity in the region and a highly competitive pricing environment. The new Evanston, Wyoming operation continues to expand its customer base.

                                                                   Year Ended December 31,
                                                          --------------------------------------
                                                                 2003                2002
                                                          -----------------    -----------------
                                                                   (Dollars in Thousands)
Drilling and rental operating income:
  U.S. drilling gross margin (1)                          $   19,709    29%    $  25,855     33%
  International drilling gross margin (1)                     64,366    30%       84,322     32%
  Rental tools gross margin (1)                               31,586    58%       25,700     54%
  Depreciation and amortization                              (73,679)            (77,368)
                                                          ----------           ---------
Total drilling and rental operating income (2)                41,982              58,509

  Net construction contract operating income                   2,000               2,462
  General and administrative expense                         (19,256)            (24,728)
  Provision for reduction in carrying
    value of certain assets                                   (6,028)             (1,140)
  Gain on disposition of assets, net                           4,229               3,453
                                                          ----------           ---------
Total operating income                                    $   22,927           $  38,556
                                                          ==========           =========

(1) Drilling and rental gross margins are computed as drilling and rental revenues less direct drilling and rental operating expenses, excluding depreciation and amortization expense; drilling and rental gross margin percentages are computed as drilling and rental gross margin as a percent of drilling and rental revenues. The gross margin amounts and gross margin percentages should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States
      ("GAAP"). However, we monitor our business segments based on several criteria, including drilling and rental gross margin. Management believes that this information is useful to our investors because it more closely tracks cash generated by segment. Such gross margin amounts are reconciled to our most comparable GAAP measure as follows:

                                                            International
                                              U.S. Drilling    Drilling   Rental Tools
                                              -------------    --------   ------------
                                                        (Dollars in Thousands)
        Year Ended December 31, 2003
-------------------------------------------
Drilling and rental operating income (loss)      $   (186)      $24,557      $17,611
Depreciation and amortization                      19,895        39,809       13,975
                                                 --------       -------      -------
Drilling and rental gross margin                 $ 19,709       $64,366      $31,586
                                                 ========       =======      =======

        Year Ended December 31, 2002
-------------------------------------------
Drilling and rental operating income             $  6,355       $39,101      $13,053
Depreciation and amortization                      19,500        45,221       12,647
                                                 --------       -------      -------
Drilling and rental gross margin                 $ 25,855       $84,322      $25,700
                                                 ========       =======      =======

(2) Drilling and rental operating income - drilling and rental revenues less direct drilling and rental operating expenses, including depreciation and amortization expense.

      Drilling and rental operating income of $42.0 million for the year ended December 31, 2003 reflected a decrease of $16.5 million from 2002. Decreased gross margins in the U.S. drilling operations and international operations were partially offset by increased gross margin in the rental tools operations. The U.S. drilling operations gross margin decreased $6.1 million during the current period. The gross margin percentage decreased from 33 percent to 29 percent primarily attributed to the decrease in barge rig revenues in the current period.

      International drilling gross margin decreased $20.0 million in 2003 as compared to the year ended December 31, 2002. International land drilling gross margin decreased $17.6 million to $41.2 million in 2003 due primarily to the reduced revenues in our land drilling operations in Kazakhstan, Papua New Guinea, New Zealand and Latin America, as previously discussed. The gross margin percentage for the international land drilling decreased from 36 percent to 30 percent in the current year.

      The international offshore drilling gross margin decreased $2.4 million to $23.1 million for 2003. The decrease is primarily attributed to reduced revenues resulting from the community unrest issues in Nigeria as previously discussed. Gross margins in Nigeria decreased approximately $6.3 million during the current year as compared to 2002. This decrease was partially offset by an increase of $3.9 million in gross margin related to barge rig 257 in the Caspian Sea. The 2003 year was positively impacted by demobilization revenues that exceeded the costs to stack barge rig 257 upon completion of the contract in the fourth quarter of 2003. The prior year was negatively impacted by an additional assessment for property taxes.

      Rental tools gross margin increased $5.9 million to $31.6 million during the current year as compared to 2002. Gross margin percentage increased to 58 percent during the current year as compared to 54 percent for the year ended December 31, 2002, due to a 15 percent increase in revenues and only a six percent increase in operating expenses during the period. The slight increase in operating expenses was driven primarily by increased administrative costs and increased man hours worked.

      Depreciation and amortization expense decreased $3.7 million to $73.7 million during the current period. Depreciation expense decreased due to the reclassification of Latin America assets to assets held for sale as of June 30, 2003. As a result, depreciation related to the Latin America assets was not recorded for the last six months of 2003.

      During the first quarter of 2002, we announced a new contract to build and operate a rig to drill extended-reach wells to offshore targets from a land-based location on Sakhalin Island, Russia for an international consortium. The revenues and expenses for the construction phase of the project are recognized as construction contract revenues and expenses, with the profit calculated on a percentage-of-completion basis. We recognized profit of $2.0 million and $2.5 million for the years ended December 31, 2003 and 2002, respectively.

      General and administrative expense decreased $5.5 million to $19.3 million for the year ended December 31, 2003 as compared to 2002. This decrease is primarily attributed to the following: salaries and wages decreased $2.1 million as a result of the reduction in force in June 2002, professional and legal fees decreased $0.8 million, a $1.3 million decrease in property and franchise tax expense, and unscheduled maintenance of $0.2 million on the former corporate headquarters in Tulsa, Oklahoma during 2002. The remaining decrease is a result of the ongoing cost reduction program implemented in 2002.

      During 2003, we recognized a provision for reduction in carrying value of certain assets of $6.0 million. Three non-marketable rigs in the Asia Pacific region and certain spare parts and equipment in New Iberia, Louisiana were impaired by $2.6 million to estimated salvage value. Subsequent to December 31, 2003, we signed an agreement to sell the New Iberia, Louisiana land and buildings for a net sales price of $6.4 million. This resulted in an impairment of $3.4 million at December 31, 2003, as the net book value of the property exceeded the net sales price.

      Interest expense increased $1.4 million for the year ended December 31, 2003 as compared to 2002. During the first quarter of 2002, we entered into three $50.0 million swap agreements that resulted in $2.9 million in interest savings during 2002. The swap agreements were terminated during the third quarter of 2002. Effective July 1, 2002, interest expense increased due to the exchange of $235.6 million in principal amount of new 10.125% Senior Notes due 2009 for a like amount of 9.75% Senior Notes due 2006. Partially offsetting this increase was a reduction in interest from the purchase of $14.8 million of 5.5% Convertible Subordinated Notes on the open market in May 2003, reduced interest resulting from the principal reduction of the Boeing Capital Corporation note and the amortization of the swap gain recognized upon liquidation of the swap agreements.

      In conjunction with our refinancing of a portion of our debt, we incurred $5.3 million of costs related to the retirement of our 9.75% Senior Notes. These costs have been recorded as loss on extinguishment of debt and include costs of the premium to call the 9.75% Senior Notes, write-off of remaining capitalized debt issuance costs offset by the write-off of the remaining swap gain that was being amortized over the remaining life of the 9.75% Senior Notes. This amount is included in other income (expense) in the selected financial data.

      Other income (expense) improved $3.4 million in the current year as compared to the year ended December 31, 2002. The year ended 2002 included $3.6 million related to the debt exchange offer completed in the second quarter of 2002 and $0.4 million costs incurred for an attempted acquisition. This amount is included in other income (expense) in the selected financial data.

      Income tax expense from continuing operations consists of foreign tax expense of $17.0 million for the year ended December 31, 2003. For the year ended December 31, 2002 income tax expense from continuing operations included foreign tax expense of $21.3 million and a U.S. deferred tax benefit of $17.1 million. In the year-to-year comparison foreign taxes decreased $4.3 million. Foreign taxes decreased in 2003 due to a 2002 increase in Colombia related to a change in allowable depreciation and increased taxes in 2002 from Kazakhstan and the Asia Pacific region. For the current year we incurred a net loss; however, no additional deferred tax benefit was recognized since the sum of our deferred tax assets, principally the net operating loss carryforwards, exceeds the deferred tax liabilities, principally the excess of tax depreciation over book depreciation. This additional deferred tax asset was fully reserved through a valuation allowance in the current year.

Analysis of Discontinued Operations

                                                                          Year Ended December 31,
                                                                          -----------------------
                                                                            2003           2002
                                                                          --------       --------
                                                                           (Dollars in Thousands)
U.S. jackup and platform drilling revenues                                $ 47,239       $ 41,787
                                                                          ========       ========

U.S. jackup and platform drilling gross margin (1)                        $  6,320       $  1,799
Depreciation and amortization (2)                                           (9,817)       (21,135)
Loss on disposition of assets, net of impairment                           (53,768)          (381)
                                                                          --------       --------
Loss from discontinued operations                                         $(57,265)      $(19,717)
                                                                          ========       ========

(1) Drilling gross margin is computed as drilling revenues less direct drilling operating expenses, excluding depreciation and amortization expense. The gross margin amounts and gross margin percentages should not be used as a substitute to those amounts reported under GAAP. However, we monitor our business segments based on several criteria, including drilling gross margin. Management believes that this information is useful to our investors because it more closely tracks cash generated by segment.
      Such gross margin amounts are reconciled to our most comparable GAAP measure as follows:

                                                Year Ended December 31,
                                                ----------------------
                                                  2003          2002
                                                --------      --------
                                                (Dollars in Thousands)
    U. S. Jackup and Platform Drilling
------------------------------------------
Discontinued operations operating loss          $(3,497)      $(19,336)
Depreciation and amortization                     9,817         21,135
                                                -------       --------
Drilling gross margin                           $ 6,320       $  1,799
                                                =======       ========

(2) Depreciation and amortization - in accordance with SFAS No. 144, we ceased to record depreciation expense related to the discontinued operations effective June 30, 2003.

      Revenues for the U.S. jackup and platform drilling operations increased $5.4 million to $47.2 million in 2003 as compared to 2002. The jackup rigs contributed to the increase with higher utilization and improved dayrates. Utilization for the jackup rigs increased from 80 percent to 82 percent and average dayrates improved 11 percent for 2003 as compared to the year ended December 31, 2002.

      The U.S. jackup and platform drilling operations gross margin was $6.3 million in the current period, an increase of $4.5 million from 2002. The gross margin was positively impacted in the current period by higher dayrates and utilization for the jackup rigs and platform rigs as previously discussed.

      Pending the sale of discontinued operations, we continue to actively seek contracts for these assets and maximize revenues from their utilization.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      We recorded a loss from continuing operations of $21.2 million for the year ended December 31, 2002, before discontinued operations and the cumulative effect of a change in accounting principle, compared to income from continuing operations of $2.3 million for the year ended December 31, 2001. We recorded a loss from discontinued operations of $19.7 million for the year ended December 31, 2002 as compared to income from discontinued operations of $8.7 million for 2001. The change in accounting principle related to our adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" resulted in recording the impairment of goodwill, effective the first quarter of 2002, in the amount of $73.1 million.

                                                              Year Ended December 31,
                                                    ------------------------------------------
                                                           2002                    2001
                                                    ------------------      ------------------
                                                        (Dollars in Thousands)
Drilling and rental revenues:
    U.S. drilling                                   $ 78,330       20%      $118,998       26%
    International drilling                           259,874       68%       268,317       59%
    Rental tools                                      47,510       12%        65,629       15%
                                                    --------      ---       --------      ---
Total drilling and rental revenues                  $385,714      100%      $452,944      100%
                                                    ========      ===       ========      ===

      Our revenues decreased $67.2 million from $452.9 million in 2001 to $385.7 million for the year ended December 31, 2002. This reduction in revenues was attributed to reduced drilling activity worldwide, most notably in the Gulf of Mexico, due to the economic downturn in the United States and increased inventories of oil and natural gas.

      U.S. barge drilling revenues decreased $40.7 million in 2002 to $78.3 million due primarily to decreased dayrates and reduced utilization. The Gulf of Mexico market declined significantly during the fourth quarter of 2001 and continued throughout 2002 due primarily to a reduction in drilling activity by operators. This reduction in drilling activity was in response to declining demand and prices for natural gas and the economic recession in the United States that began during mid-2001. Although prices for natural gas had risen, uncertainty regarding the economy and international issues had caused operators to be hesitant to significantly increase drilling in 2002. Utilization for the barge rigs decreased from 76 percent in 2001 to 52 percent in 2002 with a 10 percent decrease in dayrates.

      International drilling revenues decreased $8.4 million to $259.9 million in 2002 as compared to 2001. International land drilling revenues increased $2.2 million to $165.6 million during 2002 as compared to 2001. International land drilling revenues in the CIS region increased $9.7 million in 2002. Revenues increased $8.4 million in our Tengiz operations in 2002 as compared to 2001 primarily due to increased utilization. Revenues from our interest in SaiPar B.V. increased $5.1 million due to increased rig lease rates in 2002 and from early termination fees for the two rigs released by the operator in July and December 2002. The early termination fees totaled $3.7 million. Revenues increased in the Asia Pacific region by $6.1 million related primarily to increased utilization and dayrates in Papua New Guinea. Additionally, we increased the number of labor contracts in Kuwait from two rigs in 2001 to six rigs in 2002 resulting in additional revenues of $1.4 million. Latin America revenues decreased $15.0 million in 2002 as compared to 2001. The decrease primarily related to reduced utilization in Colombia and Bolivia. During the fourth quarter of 2001, Colombia and Bolivia had six rigs and one rig working, respectively. At December 31, 2002, Colombia had three rigs working and Bolivia had no rig activity. In Colombia, we had four drilling rigs working for a customer when the operator terminated all drilling activity in May 2002. Since then, one rig has returned to work for this particular customer. The drilling market in Bolivia, which diminished significantly in mid-2001, showed no signs of recovery throughout 2002, primarily due to reduced demand for natural gas from Brazil. Contributing to the reduced demand in 2002 were delays in receiving the Bolivian government's commitment to a new gas pipeline to the west coast of South America to enable the exporting of natural gas to Mexico and the United States.

      International offshore drilling revenues decreased $10.6 million to $94.3 million when compared to 2001, primarily attributable to Nigeria. During the second and third quarters, two of our four barge rigs operating in Nigeria incurred downtime for required American Bureau of Shipping ("ABS") inspections and repairs that resulted in a combined total of five months with no revenues. Shortly after returning to work the drilling contracts for these two barge rigs concluded and only one contract was subsequently renewed. At December 31, 2002, three of the four barge rigs were drilling.

      Rental tools revenues decreased $18.1 million due to the decline in drilling activity in the Gulf of Mexico and decreased land drilling in West Texas, which reduced the demand for rental tools. Revenues decreased $9.1 million in the New Iberia, Louisiana operation, $6.6 million in the Victoria, Texas operation and $3.2 million from the Odessa, Texas operation. Quail Tools opened a new operation in Evanston, Wyoming in July 2002 which contributed $0.8 million in revenues in 2002.

                                                             Year Ended December 31,
                                                   ----------------------------------------
                                                          2002                  2001
                                                   -----------------     ------------------
                                                             (Dollars in Thousands)
Drilling and rental operating income:
  U.S. drilling gross margin (1)                   $  25,855     33%     $  50,653      43%
  International drilling gross margin (1)             84,322     32%        77,043      29%
  Rental tools gross margin (1)                       25,700     54%        42,624      65%
  Depreciation and amortization                      (77,368)              (77,955)
                                                   ---------             ---------
Total drilling and rental operating income (2)        58,509                92,365

  Construction contract operating income               2,462                     -
  General and administrative expense                 (24,728)              (21,721)
  Provision for reduction in carrying                      -
     value of certain assets                          (1,140)                    -
  Gain on disposition of assets, net                   3,453                 1,956
  Reorganization expense                                   -                (7,500)
                                                   ---------             ---------
Total operating income                             $  38,556             $  65,100
                                                   =========             =========

(1) Drilling and rental gross margins are computed as drilling and rental revenues less direct drilling and rental operating expenses, excluding depreciation and amortization expense; drilling and rental gross margin percentages are computed as drilling and rental gross margin as a percent of drilling and rental revenues. The gross margin amounts and gross margin percentages should not be used as a substitute to those amounts reported under GAAP. However, we monitor our business segments based on several criteria, including drilling and rental gross margin. Management believes that this information is useful to our investors because it more closely tracks cash generated by segment. Such gross margin amounts are reconciled to our most comparable GAAP measure as follows:

                                                           International
                                           U.S. Drilling      Drilling        Rental Tools
                                           -------------   -------------      ------------
                                                        (Dollars in Thousands)
     Year Ended December 31, 2002
--------------------------------------
Drilling and rental operating income          $ 6,355          $39,101          $13,053
Depreciation and amortization                  19,500           45,221           12,647
                                              -------          -------          -------
Drilling and rental gross margin              $25,855          $84,322          $25,700
                                              =======          =======          =======

     Year Ended December 31, 2001
--------------------------------------
Drilling and rental operating income          $25,059          $37,314          $29,992
Depreciation and amortization                  25,594           39,729           12,632
                                              -------          -------          -------
Drilling and rental gross margin              $50,653          $77,043          $42,624
                                              =======          =======          =======

(2) Drilling and rental operating income - drilling and rental revenues less direct drilling and rental operating expenses, including depreciation and amortization expense.

      Drilling and rental operating income of $58.5 million in 2002 reflects a decrease of $33.9 million from the $92.4 million recognized during the year ended December 31, 2001. The U.S. and international drilling segments recorded gross margin percentages of 33 percent and 32 percent, respectively, in 2002 as compared to 43 percent and 29 percent in 2001. U.S. gross margins decreased $24.8 million to $25.9 million for the year ended December 31, 2002 due to declining revenues as discussed above. In response to declining revenues, U.S. operations instituted cost controls for labor, materials and supplies. As a result, the gross margin percentage increased during the fourth quarter to 40 percent from 35 percent during the third quarter on comparable revenues.

      International drilling gross margin increased $7.3 million to $84.3 million during the year ended December 31, 2002 as compared to 2001. International land drilling gross margin increased $11.2 million to $58.8 million. Gross margin in the CIS region increased $11.4 million with Kazakhstan and Russia operations each increasing gross margin by approximately $5.7 million. The Kazakhstan increase was primarily attributable to increased utilization in the Tengiz field and the early termination fees received for the two rigs released that were previously operating in the Karachaganak field. The gross margin increase in Russia was due to higher than anticipated mobilization and start up costs incurred in 2001 that resulted in a significant loss. Asia Pacific region gross margin increased $2.4 million to $17.3 million during 2002. Improvement in Asia Pacific is primarily related to increased revenues in Papua New Guinea that resulted in increased gross margin of $2.3 million. Gross margin in Latin America declined $2.6 million primarily due to decreased drilling activity in Colombia and Bolivia. The decrease in Colombia and Bolivia were partially offset by increased gross margin in Ecuador and Peru. The contract in Ecuador was completed in the third quarter of 2002.

      International offshore drilling gross margins decreased $3.9 million to $25.5 million during 2002. This decrease in gross margin is primarily attributed to Nigeria where two of the four barge rigs incurred a combined total of five months downtime during the second and third quarters due to ABS inspections and repairs. In addition, these two rigs both completed their respective contracts toward the end of the third quarter and only one contract was renewed in the fourth quarter.

      Rental tools gross margin decreased $16.9 million to $25.7 million during 2002 as compared to the year ended December 31, 2001. Gross margin decreased primarily due to the $18.1 million decline in revenues during 2002. The gross margin percentage decreased during 2002 to 54 percent from 65 percent for 2001 due to the significant fixed costs related to the rental tools operation.

      During the first quarter of 2002, we announced a new contract to build and operate a rig to drill extended-reach wells to offshore targets from a land-based location on Sakhalin Island, Russia for an international consortium. The revenues and expenses for the project are recognized as construction contract revenues and expenses. The estimated profit from the engineering, construction, mobilization and rig-up fees was calculated on a percentage-of-completion basis, of which $2.5 million was recognized during the year ended December 31, 2002.

      General and administrative expense increased $3.0 million to $24.7 million for the year ended December 31, 2002. The increase is primarily due to severance costs related to reductions in corporate personnel, significant increase in the vacation accrual, professional fees and required maintenance on our former corporate headquarters in Tulsa, Oklahoma currently held for sale. With regards to the vacation accrual, we adopted a paid time off policy in 2002, significantly increasing the required vacation accrual.

      The $1.1 million provision for reduction in carrying value of certain assets is to increase the allowance for doubtful accounts for a U.S. customer who filed for bankruptcy protection during the second quarter of 2002. The $7.5 million of reorganization costs recorded in 2001 includes employee moving expenses and severance costs related to the consolidation and relocation of our corporate and international drilling management to Houston, Texas from Tulsa, Oklahoma. The reorganization of certain senior management positions and management of drilling operations accompanied the relocation.

      Interest expense decreased $0.6 million in 2002 compared to 2001. Savings of $2.9 million associated with the three $50.0 million interest rate swap agreements, including $0.3 million from the amortization of gain on the termination of the interest rate swap agreements, were offset by $1.5 million less interest capitalized and $0.6 million higher interest due to the higher interest rate on the exchange notes. Other expense of $4.3 million for the year ended December 31, 2002 includes $3.6 million related to the exchange offer and $0.4 million of costs incurred for the attempted purchase of Australia Oil and Gas Corporation Limited.

      Income tax expense for the year ended December 31, 2002 consists of foreign tax expense of $21.3 million and a deferred tax benefit of $17.1 million. Foreign taxes increased $7.4 million due to $3.1 million paid during the first quarter of 2002 in Colombia related to a change in allowable depreciation in the 2001 tax return and increased taxes in Kazakhstan and the Asia Pacific region. The deferred tax benefit was recognized due to the loss generated during 2002.

Analysis of Discontinued Operations

                                                                         Year Ended December 31,
                                                                         -----------------------
                                                                           2002          2001
                                                                         --------       --------
                                                                          (Dollars in Thousands)
U.S. jackup and platform drilling revenues                               $ 41,787       $ 79,743
                                                                         ========       ========

U.S. jackup and platform drilling gross margin (1)                       $  1,799       $ 27,676
Depreciation and amortization (2)                                         (21,135)       (19,304)
Gain (loss) on disposition of assets, net of impairment                      (381)           360
                                                                         --------       --------
Income (loss) from discontinued operations                               $(19,717)      $  8,732
                                                                         ========       ========

(1) Drilling gross margin is computed as drilling revenues less direct drilling operating expenses, excluding depreciation and amortization expense. The gross margin amounts and gross margin percentages should not be used as a substitute to those amounts reported under GAAP. However, we monitor our business segments based on several criteria, including drilling gross margin. Management believes that this information is useful to our investors because it more closely tracks cash generated by segment.
      Such gross margin amounts are reconciled to our most comparable GAAP measure as follows:


                                                     Year Ended December 31,
                                                       2002          2001
                                                     --------       -------
                                                     (Dollars in Thousands)
        U. S. Jackup and Platform Drilling
--------------------------------------------------
Discontinued operations operating income (loss)      $(19,336)      $ 8,372
Depreciation and amortization                          21,135        19,304
                                                     --------       -------
Drilling gross margin                                $  1,799       $27,676
                                                     ========       =======

(2) Depreciation and amortization - in accordance with SFAS No. 144, we ceased to record depreciation expense related to the discontinued operations effective June 30, 2003.

      U.S. jackup and platform drilling revenues decreased $38.0 million in 2002 from 2001. Revenues for the jackup rigs decreased $27.7 million during 2002 as compared to 2001. The seven jackup rigs experienced a 44 percent decrease in average dayrates during 2002 as compared to 2001, while utilization for the jackups remained relatively constant in year-to-year comparisons. Revenues for the platform rigs decreased $10.3 million to $1.6 million, as all four platform rigs were stacked the last three quarters of 2002. The significant decrease in gross margin relates almost entirely to the 44 percent decrease in average dayrates for the jackup rigs.

LIQUIDITY AND CAPITAL RESOURCES

      As of December 31, 2003, we had cash and cash equivalents of $67.8 million, an increase of $15.8 million from December 31, 2002. The primary sources of cash for the twelve-month period as reflected on the consolidated statement of cash flows were $62.5 million provided by operating activities and $12.3 million of proceeds from the disposition of equipment. Included in proceeds was $6.0 million of insurance proceeds for barge rig 18. The primary uses of cash for the twelve month period ended December 31, 2003 were $35.0 million for capital expenditures and $15.2 million net reduction of debt. Major capital expenditures during 2003 included $18.1 million for Quail Tools (consisting mostly of purchases of drill pipe and tubulars) and $2.1 million to refurbish rig 230 and rig 247 for work in Turkmenistan. The major components of our net debt reduction were the purchases of $19.3 million face value of our outstanding 5.5% Convertible Subordinated Notes on the open market, $14.8 million in May 2003 and $4.5 million in December 2003. In addition, we paid down $5.5 million of a secured promissory note to Boeing Capital Corporation. During the fourth quarter of 2003 we paid off all of our outstanding 9.75% Senior Notes ($214.2 million face value) with proceeds from our new 9.625% Senior Notes ($175.0 million face value) and a $50.0 million initial draw of a $100.0 million term loan.

      As of December 31, 2002, we had cash and cash equivalents of $52.0 million, a decrease of $8.4 million from December 31, 2001. The net cash provided by operating activities was $33.2 million for 2002. Due to reduced revenues during 2002, accounts and notes receivable decreased $8.9 million. Lower utilization and reduced capital spending resulted in a decrease of $19.8 million to accounts payable and accrued liabilities. Net cash used in investing activities was $38.7 million in 2002. This included $45.2 million for capital expenditures net of proceeds from the sale of assets of $6.5 million. Net cash used in financing activities was $2.9 million in 2002. This included $5.5 million repayment of debt net of $2.6 million proceeds from the settlement of three interest rate swap agreements.

      We anticipate the working capital needs and funds required for capital spending will be met from existing cash, cash provided by operations and asset sales. It is our intention to limit capital spending, net of reimbursements from customers, to less than $50.0 million in 2004. Should new opportunities requiring additional capital arise, we may seek project financing or equity participation from outside alliance partners or customers. We have no assurances that such financing or equity participation would be available on terms acceptable to us.

      In October 2003, we refinanced a portion of our existing debt by issuing $175.0 million of new 9.625% Senior Notes due 2013 and replaced our senior credit facility with a $150.0 million senior credit agreement. The senior credit agreement consists of a four-year $100.0 million delayed draw term loan facility and a three-year $50.0 million revolving credit facility that are secured by certain drilling rigs, rental tools equipment, accounts receivable and substantially all of the stock of the subsidiaries, and contains customary affirmative and negative covenants. The proceeds of the new 9.625% Senior Notes, plus an initial draw of $50.0 million under the term loan facility, were used to retire $184.3 million of the 9.75% Senior Notes due 2006 that had been tendered pursuant to a tender offer dated September 24, 2003. The balance of the proceeds from the new Senior Notes and the initial draw down under the term loan facility were used to retire the remaining $29.9 million of 9.75% Senior Notes that were not tendered. We redeemed the remaining bonds on November 15, 2003 at a call premium of 1.625 percent.

      The revolving credit facility portion of the senior credit agreement replaces the previous $50.0 million revolving credit facility that would have expired in late October 2003. The revolving credit facility is available for working capital requirements, general corporate purposes and to support letters of credit. Availability under the revolving credit facility is subject to a borrowing base limitation based on 85 percent of eligible receivables plus a value for eligible rental tools equipment. As of December 31, 2003, the borrowing base was $44.7 million, of which none had been drawn down, and $10.6 million had been reserved for letters of credit, resulting in available revolving credit of $34.1 million.

      We had total long-term debt of $571.6 million, including the current portion of $60.2 million, at December 31, 2003. The long-term debt included:

      o $105.2 million aggregate principal amount of 5.5% Convertible Subordinated Notes, which are due August 1, 2004; (The undrawn portion of the term loan can only be used to repay the 5.5% Convertible Subordinated Notes, therefore $50.0 million of these notes have been classified as long-term.)

      o $50.0 million term loan, with an additional $50.0 million available for the sole purpose of repaying the 5.5% Convertible Subordinated Notes, which is due on October 10, 2007;

      o $236.4 million aggregate principal amount of 10.125% Senior Notes, which are due November 15, 2009; and

      o $175.0 million aggregate principal amount of 9.625% Senior Notes, which are due October 1, 2013.

      As of December 31, 2003, we had approximately $151.9 million of liquidity. This liquidity was comprised of $67.8 million of cash on hand, $34.1 million of undrawn availability under the new revolving credit facility and $50.0 million of availability under the delayed draw term loan facility (which may only be used to repay the 5.5% Convertible Subordinated Notes and we currently intend to do that). In the third quarter of 2003, we advised that due to cross default provisions in our debt agreements, if we were unable to pay the 5.5% Convertible Subordinated Notes when due, all of our debt would be declared in default and would become immediately due and payable. We believe that any such concern has been substantially alleviated. We believe our current liquidity, along with cash generated from operations, will provide sufficient liquidity to repay the remaining $95.7 million, after the subsequent $9.5 million payment in January 2004, of the 5.5% Convertible Subordinated Notes due in August 2004.

      In January 2004, we purchased an additional $9.5 million face value of our 5.5% Convertible Subordinated Notes at a 0.625 percent premium. We also prepaid the remaining balance of our secured promissory note to Boeing Capital Corporation in February 2004 at a premium of 5.0 percent. The outstanding balance at December 31, 2003 was $5.1 million. The following table summarizes our future contractual cash obligations as of December 31, 2003.

                                                    Less than                                 More than
                                         Total        1 Year     1 - 3 Years  3 - 5 Years      5 Years
                                       --------     ---------    -----------  -----------     ---------
                                                           (Dollars in Thousands)
Contractual cash obligations:
   Long-term debt - principal (1)      $570,837      $110,225      $     -      $ 50,000      $ 410,612
   Long-term debt - interest (1)        325,984        48,900       91,069        85,133        100,882
   Operating and capital leases(2)       14,902         4,278        4,746         5,001            877
                                       --------      --------      -------      --------      ---------
Total contractual obligations          $911,723      $163,403      $95,815      $140,134      $ 512,371
                                       ========      ========      =======      ========      =========
Commercial commitments:
   Revolving credit facility (3)       $      -      $      -      $     -      $      -      $       -
   Standby letters of credit (3)         10,619        10,619            -             -              -
                                       --------      --------      -------      --------      ---------
Total commercial commitments           $ 10,619      $ 10,619      $     -      $      -      $       -
                                       ========      ========      =======      ========      =========

(1) Long-term debt includes the principal and interest cash obligations of the 9.625% Senior Notes, the 10.125% Senior Notes, the 5.5% Convertible Subordinated Notes and the secured 10.1278% promissory note. The unamortized premiums of $0.8 million at December 31, 2003 related to the 10.125% Senior Notes are not included in the contractual cash obligations schedule.

(2) Operating leases consist of lease agreements in excess of one year for office space, equipment, vehicles and personal property.

(3) We have a $50.0 million revolving credit facility with an available borrowing base of $44.7 million. As of December 31, 2003, none has been drawn down, but $10.6 million of availability has been used to support letters of credit that have been issued. The revolving credit facility expires on October 10, 2006.

      We do not have any unconsolidated special-purpose entities, off-balance-sheet financing arrangements or guarantees of third-party financial obligations. We have no energy or commodity contracts.

OTHER MATTERS

Business Risks

      Internationally, we specialize in drilling geologically challenging wells in locations that are difficult to access and/or involve harsh environmental conditions. Our international services are primarily utilized by major and national oil companies in the exploration and development of reserves of oil. In the United States, we primarily drill in the coastal and offshore waters of the Gulf of Mexico with barge, jackup and platform rigs for major and independent oil and gas companies. Business activity is primarily dependent on the exploration and development activities of the companies that make up our customer base. Generally, temporary fluctuations in oil and gas prices do not materially affect these companies' exploration and development activities and consequently do not materially affect our operations, except for the Gulf of Mexico, where drilling contracts are generally for a shorter term, and oil and gas companies tend to respond more quickly to upward or downward changes in prices. Many international contracts are of longer duration and oil and gas companies have committed to longer-term projects to develop reserves and thus our international operations are not as susceptible to shorter-term fluctuations in prices. However, sustained increases or decreases in oil and natural gas prices could have an impact on customers' long-term exploration and development activities, which in turn could materially affect our operations. Generally, a sustained change in the price of oil would have a greater impact on our international operations while a sustained change in the price of natural gas would have a greater effect on U.S. operations. Due to the locations in which we drill, our operations are subject to interruption, prolonged suspension and possible expropriation due to political instability and local community unrest. Further, we are exposed to liability issues from pollution and to loss of revenues in the event of a blowout. The majority of the political and environmental risks are transferred to the operator by contract or otherwise insured.

Critical Accounting Policies

      Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to bad debts, materials and supplies obsolescence, property and equipment, goodwill, income taxes, workers' compensation and health insurance and contingent liabilities for which settlement is deemed to be probable. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. While we believe that such estimates are reasonable, actual results could differ from these estimates.

      We believe the following are our most critical accounting policies. These policies require significant judgments and estimates used in the preparation of our consolidated financial statements. Other significant accounting policies are summarized in Note 1 in the notes to the consolidated financial statements.

      Impairment of Property, Plant and Equipment. Our management periodically evaluates our property, plant and equipment to determine that the net carrying value is not in excess of the net realizable value. We review our property, plant and equipment for impairment when events or changes in circumstances indicate that the carrying value of such assets may be impaired. For example, evaluations are performed when we have realized sustained significant declines in utilization and dayrates and recovery is not contemplated in the near future, or when reclassifications are made between property and equipment and assets held for sale as prescribed by SFAS No. 144. Our management considers a number of factors such as estimated undiscounted future cash flows, appraisals and current market value analysis in determining net realizable value. Assets are written down to fair value if they are below net carrying value.

      During the second quarter of 2003, our board of directors approved a plan to sell our non-core assets which as of December 31, 2003 includes our Latin America assets consisting of 16 land rigs and related inventory and spare parts and our U.S. offshore assets consisting of six jackup rigs and four platform rigs. We are actively marketing the assets through an independent broker. At June 30, 2003, the net book value of the assets to be sold exceeded the fair value and as a result an impairment charge including estimated sales expenses was recognized in the amount of $54.0 million.

      In December 2003, the salvage values on three non-marketable land rigs in our Asia Pacific region and certain spare parts and equipment located at our New Iberia, Louisiana facility were impaired. We provided a provision totaling $2.6 million for this equipment. Subsequent to December 31, 2003, we entered into an agreement to sell our land and buildings in New Iberia, Louisiana. The net sales price approximates $6.4 million which resulted in a provision for impairment of $3.4 million for the land and buildings. This impairment was recognized in the December 31, 2003 consolidated financial statements.

      Asset impairment evaluations are, by nature, highly subjective. They involve expectations about future cash flows generated by our assets, and reflect management's assumptions and judgments regarding future industry conditions and their effect on future utilization levels, dayrates and costs. The use of different estimates and assumptions could result in materially different carrying values of our assets.

      Impairment of Goodwill. Our management periodically assesses whether the excess of cost over net assets acquired is impaired based on the estimated fair value of the operation to which it relates, which value is generally determined based on estimated future cash flows of that operation. If the estimated fair value is in excess of the carrying value of the operation, no further analysis is performed. If the fair value of each operation, to which goodwill has been assigned, is less than the carrying value, we will deduct the fair value of the tangible and intangible assets and compare the residual amount to the carrying value of the goodwill to determine if impairment should be recorded. Changes in the assumptions used in the fair value calculation could result in an estimated reporting unit fair value that is below the carrying value, which may give rise to an impairment of goodwill. In addition to the annual review, we also test for impairment should an event occur or circumstances change that may indicate a reduction in the fair value of a reporting unit below its carrying value.

      In 2002, SFAS No. 142, "Goodwill and Other Intangible Assets," became effective and as a result, we discontinued the amortization of $189.1 million of goodwill. In lieu of amortization, we performed an initial impairment review of goodwill and impaired goodwill by $73.1 million. We performed our annual impairment test of goodwill at year-end 2003 and determined that the fair value exceeded the carrying value as of December 31, 2003; accordingly, no impairment was recorded.

      Accounting for Income Taxes. As part of the process of preparing the consolidated financial statements, we are required to estimate the income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation, amortization and certain accrued liabilities for tax and accounting purposes. These differences and the net operating loss carryforwards result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that the deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we established a valuation allowance or increase or decrease this allowance in a period, we must include an expense or reduction of expense within the tax provision in the statement of operations.

      Revenues Recognition. We recognize revenues and expenses on dayrate contracts as the drilling progresses (percentage-of-completion method) because we do not bear the risk of completion of the well. For meterage contracts, which are rare, we recognize the revenues and expenses upon completion of the well (completed contract method). Revenues from rental activities are recognized ratably over the rental term which is generally less than six months. Mobilization revenues, related costs and reimbursements for customer required rig equipment or refurbishments, if significant, are amortized over the term of the related drilling contracts.

Recent Accounting Pronouncements

      In May 2003, the Financial Accounting Standards Board ("FASB") issued the Statement on Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards regarding the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 became effective for the Company starting in the quarter ended September 30, 2003. The adoption of this standard did not have any impact on the Company's financial position or results of operations.

      In January 2003, the FASB issued FASB Interpretation ("FIN") 46, "Consolidation of Variable Interest Entities an Interpretation of ARB No. 51." A Variable Interest Entity ("VIE") is created when: (i) the equity investment at risk is not sufficient to permit the entity from financing its activities without additional subordinated financial support from other parties or (ii) equity holders at risk either: (a) lack direct or indirect ability to make decisions about the entity, (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity if they occur. If an entity is deemed to be a VIE, pursuant to FIN 46, an enterprise that absorbs the majority of the expected losses of the VIE is considered the primary beneficiary and must consolidate the VIE. The application of FIN 46 (as amended by FIN 46-R) is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. We adopted this interpretation in December 2003 and implementation of this interpretation did not have a material effect on our results of operations or our financial position.

      In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," which supersedes SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 104's primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of Emerging Issues Task Force ("EITF") No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." While the wording of SAB No. 104 has changed to reflect the issuance of EITF No. 00-21, the revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104. The implementation of SAB No. 104 is not expected to affect the Company's financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

      We are exposed to interest rate risk from our fixed-rate debt. In January 2002, we hedged against a portion of the risk of changes in fair value associated with our $214.2 million 9.75% Senior Notes by entering into three fixed-to-variable interest rate swap agreements with a total notional amount of $150.0 million. We assumed no ineffectiveness as each interest rate swap agreement met the short-cut method requirements under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," for fair value hedges of debt instruments. As a result, changes in the fair value of the interest rate swap agreements were offset by changes in the fair value of the debt and no net gain or loss was recognized in earnings. During the year ended December 31, 2002, the interest rate swap agreements reduced interest expense by $2.9 million.

      On July 24, 2002, we terminated all the interest rate swap agreements and received $3.5 million. A gain totaling $2.6 million was being amortized as a reduction to interest expense and was subsequently included in the loss on the debt extinguishment of the 9.75% Senior Notes in October 2003. During 2003, $0.5 million was recognized as a reduction to interest expense and a gain of $1.9 million was included in loss on extinguishment of debt.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Parker Drilling Company

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows, present fairly, in all material respects, the consolidated financial position of Parker Drilling Company and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 3 to the consolidated financial statements, in 2002, the Company changed its method of accounting for goodwill as a result of adopting the provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."

      As discussed in Note 1 to the consolidated financial statements, the Company has revised its 2002 and 2001 statement of operations related to its reporting of reimbursable costs.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Houston, Texas
February 6, 2004, except for Note 17 as to which the date is March 5, 2004 and except for Note 2 as to which the date is August 6, 2004.

                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in Thousands Except Per Share and Weighted Average Shares Outstanding)

                                                                                     Year Ended December 31,
                                                                         --------------------------------------------------
                                                                             2003             2002(1)             2001(1)
                                                                         ------------       ------------       ------------
Drilling and rental revenues:
  U.S. drilling                                                          $     67,449       $     78,330       $    118,998
  International drilling                                                      216,567            259,874            268,317
  Rental tools                                                                 54,637             47,510             65,629
                                                                         ------------       ------------       ------------
Total drilling and rental revenues                                            338,653            385,714            452,944
                                                                         ------------       ------------       ------------
Drilling and rental operating expenses:
  U.S. drilling                                                                47,740             52,475             68,345
  International drilling                                                      152,201            175,552            191,274
  Rental tools                                                                 23,051             21,810             23,005
  Depreciation and amortization                                                73,679             77,368             77,955
                                                                         ------------       ------------       ------------
Total drilling and rental operating expenses                                  296,671            327,205            360,579
                                                                         ------------       ------------       ------------
Drilling and rental operating income                                           41,982             58,509             92,365
                                                                         ------------       ------------       ------------
Construction contract revenue                                                   7,030             86,818                  -
Construction contract expense                                                   5,030             84,356                  -
                                                                         ------------       ------------       ------------
Construction contract operating income                                          2,000              2,462                  -
                                                                         ------------       ------------       ------------
General and administration expense                                             19,256             24,728             21,721
Provision for reduction in carrying value of certain assets                     6,028              1,140                  -
Gain on disposition of assets, net                                              4,229              3,453              1,956
Reorganization expense                                                              -                  -              7,500
                                                                         ------------       ------------       ------------
Total operating income                                                         22,927             38,556             65,100
                                                                         ------------       ------------       ------------
Other income and (expense):
  Interest expense                                                            (53,790)           (52,409)           (53,015)
  Interest income                                                               1,013                851              3,553
  Loss on extinguishment of debt                                               (5,274)                 -                  -
  Minority interest                                                               464                278                  -
  Other                                                                          (789)            (4,169)              (723)
                                                                         ------------       ------------       ------------
Total other income and (expense)                                              (58,376)           (55,449)           (50,185)
                                                                         ------------       ------------       ------------
Income (loss) before income taxes                                             (35,449)           (16,893)            14,915
Income tax expense (benefit)                                                   16,985              4,300             12,588
                                                                         ------------       ------------       ------------
Income (loss) from continuing operations                                      (52,434)           (21,193)             2,327
Discontinued operations, net of taxes                                         (57,265)           (19,717)             8,732
Cumulative effect of change in accounting principle                                 -            (73,144)                 -
                                                                         ------------       ------------       ------------
Net income (loss)                                                        $   (109,699)      $   (114,054)      $     11,059
                                                                         ============       ============       ============
Basic earnings (loss) per share:
  Income (loss) from continuing operations                               $      (0.56)      $      (0.23)      $       0.03
  Discontinued operations, net of taxes                                  $      (0.61)      $      (0.21)      $       0.09
  Cumulative effect of change in accounting principle                    $          -       $      (0.79)      $          -
  Net income (loss)                                                      $      (1.17)      $      (1.23)      $       0.12

Diluted earnings (loss) per share:
  Income (loss) from continuing operations                               $      (0.56)      $      (0.23)      $       0.03
  Discontinued operations, net of taxes                                  $      (0.61)      $      (0.21)      $       0.09
  Cumulative effect of change in accounting principle                    $          -       $      (0.79)      $          -
  Net income (loss)                                                      $      (1.17)      $      (1.23)      $       0.12

Number of common shares used in computing
  earnings per share:
  Basic                                                                    93,420,713         92,444,773         92,008,877
  Diluted                                                                  93,420,713         92,444,773         92,691,033

(1)  Revised - See Note 1 in the notes to the consolidated financial statements regarding reporting of reimbursable costs.


        See accompanying notes to the consolidated financial statements.

                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                             (Dollars in Thousands)

                                                                              December 31,
                                                                        --------------------------
                    ASSETS                                                 2003            2002
                                                                        ----------      ----------
Current assets:
  Cash and cash equivalents                                             $   67,765      $   51,982
  Accounts and notes receivable, net of allowance
    for bad debts of $4,732 in 2003 and $4,762 in 2002                      89,050          89,363
  Rig materials and supplies                                                13,627          17,161
  Other current assets                                                       2,466           8,631
                                                                        ----------      ----------
    Total current assets                                                   172,908         167,137
                                                                        ----------      ----------
Property, plant and equipment, at cost:
  Drilling equipment                                                       655,239       1,099,211
  Rental tools                                                              93,105          81,325
  Buildings, land and improvements                                          15,708          27,905
  Other                                                                     30,353          31,371
  Construction in progress                                                   7,924           6,279
                                                                        ----------      ----------
                                                                           802,329       1,246,091
  Less accumulated depreciation and amortization                           414,665         604,813
                                                                        ----------      ----------
  Property, plant and equipment, net                                       387,664         641,278

Assets held for sale                                                       150,370             896

Other assets:
  Goodwill                                                                 114,398         115,983
  Rig materials and supplies                                                 1,288           9,450
  Debt issuance costs                                                       11,143           6,330
  Other assets                                                               9,861          12,251
                                                                        ----------      ----------
  Total other assets                                                       136,690         144,014
                                                                        ----------      ----------
          Total assets                                                  $  847,632      $  953,325
                                                                        ==========      ==========

        See accompanying notes to the consolidated financial statements.

                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                   (Continued)
                             (Dollars in Thousands)

                                                                                  December 31,
                                                                           --------------------------
                                                                              2003            2002
                                                                           ----------      ----------
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                                        $  60,225       $   6,486
  Accounts payable                                                            20,212          14,377
  Accrued liabilities                                                         34,383          36,365
  Accrued income taxes                                                        13,809           4,347
                                                                           ---------       ---------
    Total current liabilities                                                128,629          61,575
                                                                           ---------       ---------
Long-term debt                                                               511,400         583,444

Discontinued operations                                                        6,421               -

Other long-term liabilities                                                    8,379           7,680

Commitments and contingencies (Note 12)                                            -               -

Stockholders' equity:
  Preferred stock, $1 par value, 1,942,000 shares
    authorized, no shares outstanding                                              -               -
  Common stock, $0.16 2/3 par value, authorized
    140,000,000 shares, issued and outstanding
    94,176,081 shares (92,793,349 shares in 2002)                             15,696          15,465
  Capital in excess of par value                                             438,311         434,998
  Unamortized restricted stock plan compensation                              (1,885)              -
  Accumulated other comprehensive income - net unrealized
    gain on investments available for sale                                       881             664
  Retained earnings (accumulated deficit)                                   (260,200)       (150,501)
                                                                           ---------       ---------
    Total stockholders' equity                                               192,803         300,626
                                                                           ---------       ---------
           Total liabilities and stockholders' equity                      $ 847,632       $ 953,325
                                                                           =========       =========

        See accompanying notes to the consolidated financial statements.

                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (Dollars in Thousands)

                                                                      Year Ended December 31,
                                                             -----------------------------------------
                                                               2003            2002            2001
                                                             ---------       ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                          $(109,699)      $(114,054)      $  11,059
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation and amortization                               73,679          77,368          77,955
    Gain on disposition of assets                               (4,229)         (3,453)         (1,956)
    Cumulative effect of change in accounting principle              -          73,144               -
    Provision for reduction in carrying value
      of certain assets                                          6,028           1,140               -
    Deferred tax benefit                                             -         (17,120)         (1,899)
    Discontinued operations                                     63,585          21,516          18,944
    Other                                                        6,561           6,045           4,625
    Change in assets and liabilities:
      Accounts and notes receivable                               (107)          8,851          24,158
      Rig materials and supplies                                (1,120)          2,390          (3,807)
      Other current assets                                       6,373             347          (4,366)
      Accounts payable and accrued liabilities                   9,173         (19,834)         (4,484)
      Accrued income taxes                                       9,462          (1,843)         (2,784)
      Other assets                                               2,748          (1,316)         (1,440)
                                                             ---------       ---------       ---------
  Net cash provided by operating activities                     62,454          33,181         116,005
                                                             ---------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from the sale of assets                              12,337           6,451           7,628
  Capital expenditures (net of reimbursements)                 (34,962)        (45,181)       (122,033)
  Proceeds from sale of short-term investments                       -               -             799
                                                             ---------       ---------       ---------
  Net cash used in investing activities                        (22,625)        (38,730)       (113,606)
                                                             =========       =========       =========

        See accompanying notes to the consolidated financial statements.

                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Continued)
                             (Dollars in Thousands)

                                                                        Year Ended December 31,
                                                               ------------------------------------------
                                                                  2003            2002            2001
                                                               ---------       ---------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of debt                               $ 225,000       $       -       $       -
  Principal payments under debt obligations                     (240,308)         (5,489)         (5,034)
  Payment of debt issuance costs                                  (8,738)              -               -
  Proceeds from interest rate swap agreements                          -           2,620               -
  Other                                                                -               -             555
                                                               ---------       ---------       ---------
  Net cash used in financing activities                          (24,046)         (2,869)         (4,479)
                                                               ---------       ---------       ---------
Net increase (decrease) in cash and cash equivalents              15,783          (8,418)         (2,080)
Cash and cash equivalents at beginning of year                    51,982          60,400          62,480
                                                               ---------       ---------       ---------
Cash and cash equivalents at end of year                       $  67,765       $  51,982       $  60,400
                                                               =========       =========       =========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                   $  52,894       $  52,532       $  53,257
    Income taxes                                               $  15,741       $  19,454       $  14,956

Supplemental noncash investing and financing activity:
  Net unrealized gain on investments available for sale
   (net of taxes of $0 in 2003 and 2002, and $37 in 2001)      $     217       $     261       $      64

  Capital lease obligation                                     $     290       $   1,255       $       -

        See accompanying notes to the consolidated financial statements.

                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        (Dollars and Shares in Thousands)

                                                                                       Retained       Accumulated   Unamortized
                                                                       Capital in      Earnings          Other       Restricted
                                                          Common        Excess of    (Accumulated    Comprehensive   Stock Plan
                                           Shares          Stock        Par Value       Deficit)         Income     Compensation
                                          ---------      ---------      ---------      ---------       ---------    ------------
Balances, December 31, 2000                  91,724      $  15,287      $ 431,043      $ (47,506)      $     339      $       -
  Activity in employees' stock plans            330             55          1,802              -               -              -
  Other comprehensive income - net
    unrealized gain on investments
    (net of taxes of $37)                         -              -              -              -              64              -
  Net income (total comprehensive
    income of $11,123)                            -              -              -         11,059               -              -
                                          ---------      ---------      ---------      ---------       ---------      ---------
Balances, December 31, 2001                  92,054         15,342        432,845        (36,447)            403              -

  Activity in employees' stock plans            739            123          2,153              -               -              -
  Other comprehensive income - net
    unrealized gain on investments
    (net of taxes of $0)                          -              -              -              -             261              -
  Net loss (total comprehensive
    loss of $113,793)                             -              -              -       (114,054)              -              -
                                          ---------      ---------      ---------      ---------       ---------      ---------
Balances, December 31, 2002                  92,793         15,465        434,998       (150,501)            664              -

  Activity in employees' stock plans          1,383            231          3,313              -               -         (2,031)
  Amortization of restricted stock
    plan compensation                             -              -              -              -               -            146
  Other comprehensive income - net
    unrealized gain on investments
    (net of taxes of $0)                          -              -              -              -             217              -
  Net loss (total comprehensive
    loss of $109,482)                             -              -              -       (109,699)              -              -
                                          ---------      ---------      ---------      ---------       ---------      ---------
Balances, December 31, 2003                  94,176      $  15,696      $ 438,311      $(260,200)      $     881      $  (1,885)
                                          =========      =========      =========      =========       =========      =========

        See accompanying notes to the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

      Consolidation - The consolidated financial statements include the accounts of Parker Drilling Company ("Parker Drilling") and all of its majority-owned subsidiaries and a company in which a subsidiary of Parker Drilling has a 50 percent stock ownership but exerts significant influence over its operation. A subsidiary of Parker Drilling also has a 50 percent interest in another company, which is accounted for under the equity method (collectively, the "Company").

      Operations - The Company provides land and offshore contract drilling services and rental tools on a worldwide basis to major, independent and foreign-owned oil and gas companies. At December 31, 2003, the Company's marketable rig fleet consists of 26 barge drilling and workover rigs, six offshore jackup rigs, four offshore platform rigs and 38 land rigs. The Company specializes in the drilling of deep and difficult wells, drilling in remote and harsh environments, drilling in transition zones and offshore waters, and in providing specialized rental tools. The Company also provides a range of services that are ancillary to its principal drilling services, including engineering and logistics, as well as project management activities.

      Drilling Contracts and Rental Revenues - The Company recognizes revenues and expenses on dayrate contracts as the drilling progresses (percentage-of-completion method) because the Company does not bear the risk of completion of the well. For meterage contracts, the Company recognizes the revenues and expenses upon completion of the well (completed-contract method). Revenues from rental activities are recognized ratably over the rental term which is generally less than six months. Mobilization revenues, related costs and reimbursements for customer required rig equipment or refurbishments, if significant, are amortized over the term of the related drilling contracts.

      Construction Contract - The Company has historically only constructed drilling rigs for its own use. At the request of one of its significant customers, the Company entered into a contract to design, construct, mobilize and sell ("construction contract") a specialized drilling rig to drill extended-reach wells to offshore targets from a land-based location on Sakhalin Island, Russia for an international consortium of oil and gas companies. The Company also entered into a contract to subsequently operate the rig on behalf of the consortium. Generally Accepted Accounting Principles ("GAAP") requires that revenues received and costs incurred related to the construction contract be accounted for and reported on a gross basis and income for the related fees should be recognized on a percentage-of-completion basis. Because this construction contract is not a part of the Company's historical or normal operations, the revenues and costs related to this contract have been shown as a separate component in the statement of operations. Construction costs in excess of funds received from the customer are accumulated and reported as part of other current assets. At December 31, 2002, a net receivable (construction costs less progress payments) of $5.3 million was included in other current assets. This contract was completed during 2003 and there are no outstanding amounts in receivables at December 31, 2003.

      Reimbursable Costs - The Company recognizes reimbursements received for out-of-pocket expenses incurred as revenues and accounts for out-of-pocket expenses as direct operating costs.

      Cash and Cash Equivalents - For purposes of the balance sheet and the statement of cash flows, the Company considers cash equivalents to be all highly liquid debt instruments that have a remaining maturity of three months or less at the date of purchase.

      Property, Plant and Equipment - The Company provides for depreciation of property, plant and equipment primarily on the straight-line method over the estimated useful lives of the assets after provision for salvage value. The depreciable lives for land drilling equipment approximate 15 years. The depreciable lives for offshore drilling equipment generally range from 15 to 20 years. The depreciable lives for certain other equipment, including drill pipe and rental tools, range from three to seven years. Depreciable lives for buildings and improvements range from 10 to 30 years. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in operations. Management periodically evaluates the Company's assets to determine that their net carrying value is not in excess of their net realizable value. Management considers a number of factors such as estimated future cash flows, appraisals and current market value analysis in determining net realizable value. Assets are written down to fair value if the fair value is below the net carrying value.

      Goodwill - Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." In accordance with this accounting principle, goodwill is no longer amortized but will be assessed for impairment on at least an annual basis (see
Note 3 in the notes to the consolidated financial statements for additional details regarding goodwill).

      Rig Materials and Supplies - Since the Company's international drilling generally occurs in remote locations, making timely outside delivery of spare parts uncertain, a complement of parts and supplies is maintained either at the drilling site or in warehouses close to the operation. During periods of high rig utilization, these parts are generally consumed and replenished within a one-year period. During a period of lower rig utilization in a particular location, the parts, like the related idle rigs, are generally not transferred to other international locations until new contracts are obtained because of the significant transportation costs, which would result from such transfers. The Company classifies those parts which are not expected to be utilized in the following year as long-term assets. Rig materials and supplies are valued at the lower of cost or market value, net of a reserve for obsolete parts of $4.7 million and $3.4 million at December 31, 2003 and 2002, respectively.

      Other Assets - Other assets include the Company's investment in marketable equity securities. Equity securities that are classified as available for sale are stated at fair value as determined by quoted market prices. Unrealized holding gains and losses are excluded from current earnings and are included in comprehensive income, net of taxes, in a separate component of stockholders' equity until realized. At December 31, 2003 and 2002, the fair value of equity securities totaled $1.5 million and $1.3 million, respectively.

      In computing realized gains and losses on the sale of equity securities, the cost of the equity securities sold is determined using the specific cost of the security when originally purchased.

      Other assets includes debt issuance costs which are amortized over the term of the related debt instruments.

      Other Long-Term Obligations - Included in this account is the accrual of workers' compensation liability and deferred compensation, which is not expected to be paid within the next year.

      Income Taxes - Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

      Earnings (Loss) Per Share ("EPS") - Basic earnings (loss) per share is computed by dividing net income (loss), by the weighted average number of common shares outstanding during the period. The effects of dilutive securities, stock options and convertible debt are included in the diluted EPS calculation, when applicable.

      Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade receivables with a variety of national and international oil and gas companies. The Company generally does not require collateral on its trade receivables.

      At December 31, 2003 and 2002, the Company had deposits in domestic banks in excess of federally insured limits of approximately $64.3 million and $51.6 million, respectively. In addition, the Company had deposits in foreign banks at December 31, 2003 and 2002 of $8.7 million and $4.8 million, respectively, which are not federally insured.

      The Company's customer base consists of major, independent and foreign-owned oil and gas companies. For the fiscal year 2003, Royal Dutch Shell was the Company's largest customer with approximately 15 percent of total revenues. In 2003, TCO, a joint venture with four oil companies, was the second largest customer with 14 percent of total revenues. ChevronTexaco Corporation was the Company's third largest customer with approximately 11 percent of total revenues. Total revenues include discontinued operations.

      Derivative Financial Instruments - The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and 138. These statements require that every derivative instrument be recorded on the balance sheet as either an asset or liability measured by its fair value.

      These statements also establish new accounting rules for hedge transactions, which depend on the nature of the hedge relationship.

      The Company has used derivative instruments to hedge exposure to interest rate risk. See Note 6 in the notes to the consolidated financial statements. For hedges which meet the SFAS No. 133 criteria, the Company formally designates and documents the instrument as a hedge of a specific underlying exposure, as well as the risk management objective and strategy for undertaking each hedge transaction.

      Fair Value of Financial Instruments - The carrying amount of the Company's cash and cash equivalents and short-term and long-term debt had fair values that approximated their carrying amounts.

      Stock-Based Compensation - The Company has elected the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," and thus follows the provisions of Accounting Principles Board ("APB") No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options. Accordingly, no compensation cost has been recognized for the Company's stock option plans when the option price is equal to or greater than the fair market value of a share of the Company's common stock on the date of grant. Pro forma net income and earnings per share are reflected in the following tables as if compensation cost had been determined based on the fair value of the options at their applicable grant date, according to the provisions of SFAS No. 123.

                                                              Year Ended December 31,
                                                  ----------------------------------------------
                                                     2003              2002              2001
                                                  -----------       -----------       ----------
                                                              (Dollars in Thousands)
Net income (loss), as reported                    $  (109,699)      $  (114,054)      $   11,059
  Compensation expense, net of tax                     (1,277)           (2,597)          (3,361)
                                                  -----------       -----------       ----------
  Pro forma net income (loss)                     $  (110,976)      $  (116,651)      $    7,698
                                                  ===========       ===========       ==========
Basic and diluted earnings (loss) per share:
  As reported                                     $     (1.17)      $     (1.23)      $     0.12
  Compensation expense, net of tax                      (0.02)            (0.03)           (0.04)
                                                  -----------       -----------       ----------
  Pro forma net income (loss)                     $     (1.19)      $     (1.26)      $     0.08
                                                  ===========       ===========       ==========

      The fair value of each option grant is estimated using the Black-Scholes option pricing model with the following assumptions:

Expected dividend yield                           0.0%
Expected stock volatility                        54.5% in 2003
                                                 56.9% in 2002
                                                 56.3% in 2001

Risk-free interest rate                           3.0% - 6.7%
Expected life of options                          5 - 7 years

      Options granted in 2003, 2002 and 2001 under the 1997 Stock Plan had an estimated fair value of $206,000, $1,759,000 and $4,326,000 respectively.

      Accounting Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Reclassification - During 2003, the Company adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." Pursuant to the provisions of SFAS No. 144, the Company reclassed net gain on disposition of assets for continuing operations to total operating income from other income and expense of $3.6 million, $3.0 million and $1.8 million for the years ended December 31, 2003, 2002 and 2001.

      Revision of Previously Issued Financial Statements - During the first quarter of 2003, the Company determined that pursuant to the provisions of EITF No. 01-14, "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred," amounts received as reimbursements should have been reported as revenues, with the corresponding amounts reported as operating expenses. In prior years, the Company netted the reimbursement with the cost in the statement of operations. Accordingly, the Company has revised its previously issued statement of operations to reflect this new presentation. The effect of making this change was an increase in both total drilling and rental revenues and total drilling and rental operating expenses for continuing operations of $32.6 million and $37.6 million for the years ended December 31, 2002 and 2001, respectively, and $4.9 million and $7.1 million for discontinued operations for the years ended December 31, 2002 and 2001, respectively, as previously reported in the Company's 2003 Form 10-K. As a result of the change in the Company's discontinued operations in the second quarter of 2004, as discussed in Note 2, the effect of making this change on the Company's financial statements presented herein was an increase in both total drilling and rental revenues and total drilling and rental operating expenses for continuing operations of $35.0 million and $41.4 million for the years ended December 31, 2002 and 2001, respectively, and $2.5 million and $3.3 million for discontinued operations for the years ended December 31, 2002 and 2001, respectively. This revision has no effect on total operating income, net income, cash flows or any balance sheet amount presented.

Note 2 - Disposition of Assets

      Discontinued Operations - In June 2003, the Company's board of directors approved a plan to sell its Latin America assets consisting of 17 land rigs and related inventory and spare parts and its Gulf of Mexico offshore assets consisting of seven jackup rigs and four platform rigs. The Company is actively marketing the assets through an independent broker and expects to complete the sales during 2004. At June 30, 2003, the net book value of the assets to be sold exceeded the estimated fair value and as a result an impairment charge including estimated sales expenses was recognized in the amount of $54.0 million. One Latin America land rig and related spare parts were sold to a third party for $1.8 million in July 2003. The two operations that constituted this plan of disposition met the requirements of discontinued operations under the provisions of SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." Accordingly, the consolidated financial statements presented the Latin America operations and the U.S. jackup and platform drilling operations as discontinued operations in the Company's 2003 Form 10-K.

      In early 2004, the board of directors concurred with the Company's plan to actively market certain of the Latin America land rigs in Mexico. As a result, in early May 2004, a subsidiary of the Company was awarded two contracts in Mexico that will utilize seven Latin America land rigs. Based on this change in plan, the seven land rigs moving to Mexico have been reclassified from discontinued operations to continuing operations effective May 2004. In addition, the nine land rigs remaining in Latin America were reclassified from discontinued operations to continuing operations effective June 30, 2004 as required by SFAS No. 144. The reclassification was made based on the application of SFAS No. 144, which requires that unless assets classified as discontinued operations are either sold or have a firm commitment for sale within a one-year period, such assets should be reclassified to continuing operations. SFAS No. 144 further requires that assets returned to continuing operations be recorded at the lower of net book value or fair value, and that net book value be adjusted by the depreciation that would have been recognized as if the asset had remained classified as continuing operations. Based on the foregoing, the Company recognized an impairment of $5.1 million, during the second quarter of 2004, as a provision for reduction in carrying value of assets for the 16 Latin America land rigs.

      The assets held for sale of $143.4 million at December 31, 2003 are mainly comprised of the estimated fair value of the Latin America assets and the Gulf of Mexico offshore assets consisting of drilling rigs and related spare parts and supplies. The discontinued operations liabilities of $6.4 million at December 31, 2003 consist of deferred revenue and estimated accrued costs to sell the assets. The following table presents revenue and income (loss) related to the remaining disposal group, the Gulf of Mexico offshore assets:

                                                                       Year Ended December 31,
                                                                --------------------------------------
                                                                  2003           2002          2001
                                                                --------       --------       --------
                                                                        (Dollars in Thousands)
U.S. jackup and platform drilling revenues                      $ 47,239       $ 41,787       $ 79,743
                                                                ========       ========       ========

Income (loss) from discontinued operations                      $(57,265)      $(19,717)      $  8,732
                                                                ========       ========       ========

      The following table presents revenue and income (loss) before income tax related to the Latin America asset disposal group, previously classified as part of discontinued operations, that has now been reclassified to continuing operations:

                                                                       Year Ended December 31,
                                                                --------------------------------------
                                                                  2003           2002          2001
                                                                --------       --------       --------
Latin America drilling revenues                                 $ 24,869       $ 42,883       $ 57,890
                                                                ========       ========       ========

Income (loss) before income tax                                 $   (383)      $ (1,222)      $  2,501
                                                                ========       ========       ========

      Assets Held For Sale - In August 2004, we sold our buildings and substantially all of our land in New Iberia, Louisiana relating to our drilling operations. The net sales price of approximately $6.4 million, substantially all of which has been received, resulted in a provision for impairment of $3.4 million for the property. This impairment was recognized in the December 31, 2003 consolidated financial statements. We will lease certain portions of the land and office building under a two-year operating lease agreement. In addition, three non-marketable rigs in the Asia Pacific region and certain spare parts and equipment in New Iberia were impaired by $2.6 million to estimated salvage value.

Note 3 - Goodwill

      Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." In accordance with this accounting principle, goodwill is no longer amortized but will be assessed for impairment on at least an annual basis.

      As an initial step in the implementation process, the Company identified four reporting units that would be tested for impairment. The four units qualify as reporting units in that they are one level below an operating segment, or an individual operating segment and discrete financial information exists for each unit. The four reporting units identified by segment are as follows:

            U.S. drilling segment:                  Barge rigs,
                                                    Jackup and Platform rigs (1)

            International drilling segment:         Nigeria barge rigs

            Rental tools segment:                   Rental tools business

            (1) The jackup and platform rigs were aggregated due to the similarities in the markets served.

      As required under the transitional accounting provisions of SFAS No. 142, the Company completed both steps required to identify and measure goodwill impairment at each reporting unit. The first step involved identifying all reporting units with carrying values (including goodwill) in excess of fair value, which was estimated by an independent business valuation consultant using the present value of estimated future cash flows. The reporting units for which the carrying value exceeded fair value were then measured for impairment by comparing the implied fair value of the reporting unit goodwill, determined in the same manner as in a business combination, with the carrying amount of goodwill. The jackup and platform rigs reporting unit was the only unit where impairment was identified. As a result, goodwill related to the jackup and platform rigs was impaired by $73.1 million and was recognized as a cumulative effect of a change in accounting principle retroactive to the first quarter 2002. The Company performs its annual impairment review during the fourth quarter of each year. The review in the fourth quarter 2003 resulted in no additional impairment.

      The following is a summary of the change in goodwill by reporting unit for the years ended December 31, 2001, 2002 and 2003:

                                                                 International
                                           U.S. Drilling           Drilling      Rental Tools
                                              Segment               Segment        Segment
                                      -------------------------  -------------   ------------
                                        Barge        Jackup &       Nigeria      Rental Tools
                                        Rigs      Platform Rigs    Barge Rigs      Business
                                      --------    -------------    ----------    ------------
                                                   (Dollars in Thousands)

Balance as of January 1, 2001         $ 60,743       $ 75,974       $ 22,334       $ 37,558
Goodwill amortization                   (2,334)        (2,830)          (864)        (1,454)
                                      --------       --------       --------       --------
Balance as of December 31, 2001         58,409         73,144         21,470         36,104

Impairment losses                            -        (73,144)             -              -
                                      --------       --------       --------       --------
Balance as of December 31, 2002         58,409              -         21,470         36,104

Write-off of goodwill related to
  asset disposal                        (1,585)             -              -              -
                                      --------       --------       --------       --------
Balance as of December 31, 2003       $ 56,824       $      -       $ 21,470       $ 36,104
                                      ========       ========       ========       ========

      The following is a summary of pro forma net income and earnings per share as adjusted to remove the amortization of goodwill (dollars in thousands, except per share amounts):

                                                                              Year Ended December 31,
                                                                              -----------------------
                                                                                      2001
                                                                                      ----
Net income - as reported                                                           $   11,059
Goodwill amortization                                                                   7,482
Income tax impact (1)                                                                  (1,131)
                                                                                   ----------
Net income - as adjusted                                                           $   17,410
                                                                                   ==========
Basic earnings per share:
Net income - as reported                                                           $     0.12
Goodwill amortization                                                                    0.08
Income tax impact (1)                                                                   (0.01)
                                                                                   ----------
Net income - as adjusted                                                           $     0.19
                                                                                   ==========
Diluted earnings per share:
Net income - as reported                                                           $     0.12
Goodwill amortization                                                                    0.08
Income tax impact (1)                                                                   (0.01)
                                                                                   ----------
Net income - as adjusted                                                           $     0.19
                                                                                   ==========

(1) Certain goodwill amounts are non-deductible for tax purposes; therefore, the income tax impact reflects only the deductible goodwill amortization.

Note 4 - Long-Term Debt

                                                                                           December 31,
                                                                                      ----------------------
                                                                                        2003          2002
                                                                                      --------      --------
                                                                                      (Dollars in Thousands)
Senior Notes payable in November 2009 with interest
  at 10.125% payable semi-annually in May and November,
  net of unamortized premium of $788 and $922
  at December 31, 2003 and 2002, respectively
  (effective interest rate of 10.03%)                                                 $236,400      $236,534

Senior Notes payable in October 2013 with interest
  at 9.625% payable semi-annually in April and October                                 175,000             -

Term Loan payable in October 2007 with interest at
  LIBOR + 4.25% payable monthly                                                         50,000             -

Convertible Subordinated Notes payable in August 2004
  with interest at 5.5% payable semi-annually in
  February and August                                                                  105,169       124,509

Secured promissory note to Boeing Capital Corporation
  with interest at 10.1278%, principal and interest
  payable monthly over a 60-month term                                                   5,056        10,588

Senior Notes payable in November 2006 with interest
  at 9.75% payable semi-annually in May and November,
  net of unamortized premium of $790 at December 31, 2002
  (effective interest rate of 9.62%)                                                         -       214,982

Market adjustment for interest rate swap agreements, net of
  amortization of $257                                                                       -         2,363

Capital Lease and Other                                                                      -           954
                                                                                      --------      --------
Total debt                                                                             571,625       589,930
Less current portion                                                                    60,225         6,486
                                                                                      --------      --------
Total long-term debt                                                                  $511,400      $583,444
                                                                                      ========      ========

      The aggregate maturities of long-term debt for the five years ending December 31, 2008 are as follows (000's): 2004 - $110,225; 2005 - $0; 2006 - $0;
2007 - $50,000; 2008 - $0.

      In October 2003, the Company refinanced a portion of its existing debt. The total refinancing package was for $325.0 million comprised of $175.0 million of new 9.625% Senior Notes due 2013 and replacement of the senior credit facility with a new $150.0 million senior credit agreement. The senior credit agreement consists of a four-year $100.0 million delayed draw term loan facility and a three-year $50.0 million revolving credit facility. Immediately prior to the refinancing, the Company tendered for the 9.75% Senior Notes due 2006 and obtained the consent from the holders of the 9.75% Senior Notes to eliminate substantially all of the restrictive covenants contained in the indenture governing these Senior Notes and obtained a consent from the holders of our 10.125% Senior Notes due 2009 to acquire up to $75.0 million of the 5.5% Convertible Subordinated Notes due 2004 at a price equal to or less than 100.786 percent of the principal amount of such notes. The proceeds of the new 9.625% Senior Notes, plus an initial draw of $50.0 million under the term loan facility, were used to retire $184.3 million of the 9.75% Senior Notes due 2006 that had been tendered pursuant to a tender offer dated September 24, 2003. The balance of the proceeds from the new 9.625% Senior Notes and the initial draw down under the term loan facility were used to retire the remaining $29.9 million 9.75% Senior Notes due 2006 that were not tendered. The Company redeemed the remaining notes on November 15, 2003 at a call premium of 1.625 percent. As a result of the new debt, the Company recorded $8.7 million of debt issuance cost which is being amortized over the term of the related debt. A charge of $5.3 million for loss on extinguishment of debt was incurred by the Company as a result of the debt refinancing.

      The senior credit agreement consists of a four-year $100.0 million delayed draw term loan facility and a three-year $50.0 million revolving credit facility that are collateralized by certain drilling rigs, rental tools equipment, accounts receivable and substantially all of the stock of the subsidiaries, and contains customary affirmative and negative covenants. Initially, $50.0 million was drawn on the term loan facility and proceeds were used to retire a portion of the 9.75% Senior Notes. The remaining $50.0 million of delayed draw term loan facility may only be utilized to repay the 5.5% Convertible Subordinated Notes. The Company has classified the $50.0 million as long term debt at December 31, 2003 because it intends to use the $50.0 million term loan to retire a portion of the 5.5% Convertible Subordinated Notes. The revolving credit facility portion of the senior credit agreement replaces the previous $50.0 million revolving credit facility that would have expired in late October 2003. The revolving credit facility is available for working capital requirements, general corporate purposes and to support letters of credit. Availability under the revolving credit facility is subject to a borrowing base limitation based on 85 percent of eligible receivables plus a value for eligible rental tools equipment. As of December 31, 2003, the borrowing base was $44.7 million, of which none had been drawn down, and $10.6 million had been reserved for letters of credit, resulting in available revolving credit of $34.1 million.

      On May 2, 2002, the Company announced it had successfully completed the exchange of $235.6 million in principal amount of new 10.125% Senior Notes due 2009 ("New Notes") for a like amount of its 9.75% Senior Notes due 2006 ("Outstanding Notes"), pursuant to an exchange offer described in the Offering Circular dated April 1, 2002 (the "Exchange Offer"). The consummation of the Exchange Offer was effected without registration, in reliance on the registration exemption provided by Section 4(2) of the Securities Act of 1933, as amended, which applies to offers and sales of securities that do not involve a public offering, and Regulation D promulgated under that act. On July 1, 2002, the Company filed a registration statement on Form S-4 offering to exchange the New Notes for notes of the Company having substantially identical terms in all material respects as the Outstanding Notes (the "Exchange Notes"). The offer to exchange the New Notes for Exchange Notes was consummated on September 17, 2002. The New Notes and Exchange Notes are governed by the terms of the indenture executed by the Company, the Subsidiary Guarantors and the trustee dated May 2, 2002, the terms of which are substantially the same as the terms of the 1998 Indenture, as amended by the Fourth Supplemental Indenture, as described below.

      In connection with the Exchange Offer, the Company solicited consents to certain amendments to the definitions and covenants in the indenture under which the Outstanding Notes were issued, which all participants in the Exchange Offer were deemed to have accepted. As a result of the participation in the Exchange Offer of more than 50 percent of the holders of the Outstanding Notes, the amendments to the 1998 Indenture were agreed, and the amendments have been effected by the execution of the Fourth Supplemental Indenture by the Company, the Subsidiary Guarantors and the trustee (as amended, the "1998 Indenture"). As a result of the Exchange Offer, the Company incurred and expensed fees of approximately $4.0 million.

      In July 1997, the Company issued $175.0 million of Convertible Subordinated Notes due 2004. The notes bear interest at 5.5% payable semi-annually in February and August. The notes are convertible at the option of the holder into shares of common stock of Parker Drilling at $15.39 per share at any time prior to maturity. The notes are currently redeemable at the option of the Company at a redemption price of 100.786 percent. During the fourth quarter of 2000, the Company repurchased on the open market $50.5 million principal amount of the 5.5% notes at an average price of 86.11 percent of face value, recognizing a gain of $3.9 million, net of $2.2 million of tax. The note repurchases were funded with proceeds from an equity offering in September 2000, whereby the Company sold 13.8 million shares of common stock for net proceeds of approximately $87.3 million. During May 2003 and December 2003, the Company repurchased notes on the open market with a face value of $14.8 million and $4.5 million, respectively. The amount of outstanding notes at December 31, 2003 was $105.2 million. The Company repurchased an additional $9.5 million of the outstanding notes in January 2004.

      On October 7, 1999, a wholly-owned subsidiary of the Company entered into a loan agreement with Boeing Capital Corporation for the refinancing of a portion of the capital cost of barge rig 75. The loan principal of approximately $24.8 million plus interest is being repaid in 60 monthly payments of approximately $0.5 million. The loan is collateralized by barge rig 75 and is guaranteed by Parker Drilling. The amount of principal outstanding at the end of 2003 was $5.1 million. The Company paid the remaining portion of the note in February 2004 at a 5.0 percent premium.

      Each of the 10.125% and the 9.625% Senior Notes, 5.5% Convertible Subordinated Notes and the credit agreement contains customary affirmative and negative covenants, including restrictions on incurrence of debt and sales of assets. The credit agreement contains covenants which require minimum ratios for consolidated leverage, consolidated interest coverage, consolidated secured leverage, consolidated liquidity and limits annual capital expenditures. The credit agreement prohibits payment of dividends and the indentures for the Senior Notes restrict the payment of dividends.

Note 5 - Guarantor/Non-Guarantor Consolidating Condensed Financial Statements

      Set forth on the following pages are the consolidating condensed financial statements of the restricted subsidiaries and our subsidiaries which are not restricted by the Senior Notes. All of the Company's Senior Notes are guaranteed by substantially all wholly-owned subsidiaries of Parker Drilling. There are currently no restrictions on the ability of the subsidiaries to transfer funds to Parker Drilling in the form of cash dividends, loans or advances. Parker Drilling is a holding company with no operations, other than through its subsidiaries. For years prior to 2002, the non-guarantors were inconsequential, individually and in the aggregate, to the consolidated financial statements and separate financial statements of the guarantors were not presented because management had determined that they would not be material to investors.

      In August, 2002, Parker Drilling Company International Limited ("PDCIL") entered into an agreement to sell two of its rigs in Kazakhstan to AralParker, a Kazakhstan joint venture company owned 50 percent by PDCIL and 50 percent by a Kazakhstan company. Because PDCIL has significant influence over the business affairs of AralParker, its financial statements are consolidated with those of the Company.

      AralParker, Casuarina Limited (a wholly-owned captive insurance company) and Parker Drilling Investment Company are all non-guarantor subsidiaries whose aggregate financial position and results of operations are no longer deemed to be inconsequential and, accordingly the Company is providing consolidating condensed financial information of the parent, Parker Drilling, the guarantor subsidiaries, and the non-guarantor subsidiaries as of and for the years ended December 31, 2003 and 2002.

                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                 CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                             (Dollars in Thousands)

                                                                            Year Ended December 31, 2003
                                                        -----------------------------------------------------------------
                                                         Parent       Guarantor   Non-Guarantor Eliminations  Consolidated
                                                        ---------     ---------   ------------- ------------  ------------
Drilling and rental revenues                            $      61     $ 283,118     $  53,056     $   2,418     $ 338,653

Drilling and rental operating expenses                          1       176,684        43,889         2,418       222,992
Depreciation and amortization                                   -        67,757         5,922             -        73,679
                                                        ---------     ---------     ---------     ---------     ---------
Drilling and rental operating income                           60        38,677         3,245             -        41,982
                                                        ---------     ---------     ---------     ---------     ---------
Construction contract revenue                                   -         7,030             -             -         7,030
Construction contract expense                                   -         5,030             -             -         5,030
                                                        ---------     ---------     ---------     ---------     ---------
Net construction contract operating income                      -         2,000             -             -         2,000
                                                        ---------     ---------     ---------     ---------     ---------

General and administrative expense (1)                        112        19,144             -             -        19,256
Provision for reduction in carrying
  value of certain assets                                       -         6,028             -             -         6,028
Gain on disposition of assets, net                            196        15,037           (24)      (10,980)        4,229
                                                        ---------     ---------     ---------     ---------     ---------
Total operating income                                        144        30,542         3,221       (10,980)       22,927
                                                        ---------     ---------     ---------     ---------     ---------

Other income and (expense):
  Interest expense                                        (58,543)      (51,438)       (4,153)       60,344       (53,790)
  Interest income                                          55,691         3,968         1,698       (60,344)        1,013
  Loss on extinguishment of debt                           (5,274)            -             -             -        (5,274)
  Minority interest                                             -             -           464             -           464
  Other                                                   (10,979)         (773)          (17)       10,980          (789)
  Equity in net earnings of subsidiaries                  (89,105)            -             -        89,105             -
                                                        ---------     ---------     ---------     ---------     ---------
Total other income and (expense)                         (108,210)      (48,243)       (2,008)      100,085       (58,376)
                                                        ---------     ---------     ---------     ---------     ---------

Income (loss) before income taxes                        (108,066)      (17,701)        1,213        89,105       (35,449)

Income tax expense (benefit)                                1,633        15,352             -             -        16,985
                                                        ---------     ---------     ---------     ---------     ---------
Income (loss) from continuing operations                 (109,699)      (33,053)        1,213        89,105       (52,434)

Discontinued operations, net of taxes                           -       (57,265)            -             -       (57,265)
                                                        ---------     ---------     ---------     ---------     ---------
Net income (loss)                                       $(109,699)    $ (90,318)    $   1,213     $  89,105     $(109,699)
                                                        =========     =========     =========     =========     =========

(1) All field operations general and administrative expenses are included in operating expenses.

                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                 CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
                             (Dollars in Thousands)

                                                                         Year Ended December 31, 2002
                                                       -----------------------------------------------------------------
                                                        Parent       Guarantor   Non-Guarantor Eliminations  Consolidated
                                                       --------      ---------   ------------- ------------  ------------
Drilling and rental revenues                           $       -     $ 355,512     $  27,772     $   2,430     $ 385,714

Drilling and rental operating expenses                         3       223,927        23,477         2,430       249,837
Depreciation and amortization                                  1        74,190         3,299          (122)       77,368
                                                       ---------     ---------     ---------     ---------     ---------
Drilling and rental operating income (loss)                   (4)       57,395           996           122        58,509
                                                       ---------     ---------     ---------     ---------     ---------
Construction contract revenue                                  -        86,818             -             -        86,818
Construction contract expense                                  -        84,356             -             -        84,356
                                                       ---------     ---------     ---------     ---------     ---------
Net construction contract operating income                     -         2,462             -             -         2,462
                                                       ---------     ---------     ---------     ---------     ---------

General and administrative expense (1)                       361        24,467             -          (100)       24,728
Provision for reduction in carrying
  value of certain assets                                      -         1,140             -             -         1,140
Gain on disposition of assets, net                            15         8,070            (3)       (4,629)        3,453
                                                       ---------     ---------     ---------     ---------     ---------
Total operating income (loss)                               (350)       42,320           993        (4,407)       38,556
                                                       ---------     ---------     ---------     ---------     ---------

Other income and (expense):
  Interest expense                                       (56,602)      (43,106)       (1,551)       48,850       (52,409)
  Interest income                                         44,264         3,760         1,677       (48,850)          851
  Other                                                   (4,506)          325           112           178        (3,891)
  Equity in net earnings of subsidiaries                 (40,836)            -             -        40,836             -
                                                       ---------     ---------     ---------     ---------     ---------
Total other income and (expense)                         (57,680)      (39,021)          238        41,014       (55,449)
                                                       ---------     ---------     ---------     ---------     ---------

Income (loss) before income taxes                        (58,030)        3,299         1,231        36,607       (16,893)

Income tax expense (benefit)                             (17,120)       21,420             -             -         4,300
                                                       ---------     ---------     ---------     ---------     ---------
Income (loss) from continuing operations                 (40,910)      (18,121)        1,231        36,607       (21,193)

Discontinued operations, net of taxes                          -       (19,717)            -             -       (19,717)

Cumulative effect of change in accounting principle      (73,144)      (73,144)            -        73,144       (73,144)
                                                       ---------     ---------     ---------     ---------     ---------
Net income (loss)                                      $(114,054)    $(110,982)    $   1,231     $ 109,751     $(114,054)
                                                       =========     =========     =========     =========     =========

(1) All field operations general and administrative expenses are included in operating expenses.

                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                      CONSOLIDATING CONDENSED BALANCE SHEET
                             (Dollars in Thousands)

                                                                                    December 31, 2003
                                                        ---------------------------------------------------------------------------
                                                          Parent         Guarantor     Non-Guarantor    Elimination    Consolidated
                                                        -----------     -----------    ------------     -----------    ------------
                        ASSETS
Current assets:
  Cash and cash equivalents                             $    53,055     $     7,806     $     6,904     $         -     $    67,765
  Accounts and notes receivable, net                        141,397          92,936          20,724        (166,007)         89,050
  Rig materials and supplies                                      -          13,627               -               -          13,627
  Other current assets                                            9           2,394              13              50           2,466
                                                        -----------     -----------     -----------     -----------     -----------
      Total current assets                                  194,461         116,763          27,641        (165,957)        172,908
                                                        -----------     -----------     -----------     -----------     -----------

Property, plant and equipment, net                              133         366,389          34,736         (13,594)        387,664

Assets held for sale                                              -         150,370               -               -         150,370

Goodwill                                                          -         114,398               -               -         114,398

Investment in subsidiaries and intercompany advances        615,598         661,847          15,399      (1,292,844)              -

Other noncurrent assets                                      17,436           4,359             536             (39)         22,292
                                                        -----------     -----------     -----------     -----------     -----------
        Total assets                                    $   827,628     $ 1,414,126     $    78,312     $(1,472,434)    $   847,632
                                                        ===========     ===========     ===========     ===========     ===========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                     $    60,225     $         -     $         -     $         -     $    60,225
  Accounts payable and accrued
    liabilities                                              32,240         186,259          11,518        (175,422)         54,595
  Accrued income taxes                                        1,677          12,134              (2)              -          13,809
                                                        -----------     -----------     -----------     -----------     -----------
      Total current liabilities                              94,142         198,393          11,516        (175,422)        128,629
                                                        -----------     -----------     -----------     -----------     -----------

Long-term debt                                              511,400               -               -               -         511,400
Deferred income taxes                                       (45,300)         45,300               -               -               -
Discontinued operations                                           -           6,421               -               -           6,421
Other long-term liabilities                                       -           8,552               -            (173)          8,379
Intercompany payables                                        74,583         540,844          33,512        (648,939)              -

Stockholders' equity:
  Common stock                                               15,696          61,054             121         (61,175)         15,696
  Capital in excess of par value                            438,311       1,011,974           5,335      (1,017,309)        438,311
  Unamortized restricted stock plan compensation             (1,885)              -               -               -          (1,885)
  Accumulated other comprehensive income - net
   unrealized gain on investments available for sale            881               -               -               -             881
  Retained earnings (accumulated deficit)                  (260,200)       (458,412)         27,828         430,584        (260,200)
                                                        -----------     -----------     -----------     -----------     -----------
      Total stockholders' equity                            192,803         614,616          33,284        (647,900)        192,803
                                                        -----------     -----------     -----------     -----------     -----------
        Total liabilities and stockholders' equity      $   827,628     $ 1,414,126     $    78,312     $(1,472,434)    $   847,632
                                                        ===========     ===========     ===========     ===========     ===========

                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                      CONSOLIDATING CONDENSED BALANCE SHEET
                             (Dollars in Thousands)

                                                                                     December 31, 2002
                                                        ---------------------------------------------------------------------------
                                                          Parent         Guarantor     Non-Guarantor    Eliminations   Consolidated
                                                        -----------     -----------    ------------     ------------   ------------
                ASSETS
Current assets:
  Cash and cash equivalents                             $    43,254     $     6,218     $     2,510     $         -     $    51,982
  Accounts and notes receivable, net                         81,551         100,400          19,080        (111,668)         89,363
  Rig materials and supplies                                      -          17,161               -               -          17,161
  Other current assets                                            -           8,567              27              37           8,631
                                                        -----------     -----------     -----------     -----------     -----------
     Total current assets                                   124,805         132,346          21,617        (111,631)        167,137
                                                        -----------     -----------     -----------     -----------     -----------

Property, plant and equipment, net                              151         614,088          40,633         (13,594)        641,278

Assets held for sale                                              -             896               -               -             896

Goodwill                                                          -         115,983               -               -         115,983

Investment in subsidiaries and intercompany advances        808,784         531,959          21,521      (1,362,264)              -

Other noncurrent assets                                      12,556          15,440            (103)            138          28,031
                                                        -----------     -----------     -----------     -----------     -----------
       Total assets                                     $   946,296     $ 1,410,712     $    83,668     $(1,487,351)    $   953,325
                                                        ===========     ===========     ===========     ===========     ===========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                     $     5,532     $       954     $         -     $         -     $     6,486
  Accounts payable and accrued liabilities                   25,106         150,455           7,218        (132,037)         50,742
  Accrued income taxes                                        1,069           3,278               -               -           4,347
                                                        -----------     -----------     -----------     -----------     -----------
     Total current liabilities                               31,707         154,687           7,218        (132,037)         61,575
                                                        -----------     -----------     -----------     -----------     -----------

Long-term debt                                              583,444               -               -               -         583,444
Deferred income taxes                                       (45,473)         45,473               -               -               -
Other long-term liabilities                                   1,409           6,271               -               -           7,680
Intercompany payables                                        74,583         490,099          44,557        (609,239)              -

Stockholders' equity:
  Common stock                                               15,465          61,748             121         (61,869)         15,465
  Capital in excess of par value                            434,998       1,024,953           5,330      (1,030,283)        434,998
  Accumulated other comprehensive income - net
    unrealized gain on investments available for sale           664               -               -               -             664
  Retained earnings (accumulated deficit)                  (150,501)       (372,519)         26,442         346,077        (150,501)
                                                        -----------     -----------     -----------     -----------     -----------
     Total stockholders' equity                             300,626         714,182          31,893        (746,075)        300,626
                                                        -----------     -----------     -----------     -----------     -----------
       Total liabilities and stockholders' equity       $   946,296     $ 1,410,712     $    83,668     $(1,487,351)    $   953,325
                                                        ===========     ===========     ===========     ===========     ===========

                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                 CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                             (Dollars in Thousands)

                                                                        Year Ended December 31, 2003
                                                        ----------------------------------------------------------------
                                                         Parent      Guarantor  Non-Guarantor Eliminations  Consolidated
                                                        ---------    ---------  ------------- ------------  -------------
Cash flows from operating activities:
  Net income (loss)                                     $(109,699)   $ (90,318)   $   1,213    $  89,105    $(109,699)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation and amortization                               -       67,757        5,922            -       73,679
    Gain on disposition of assets                            (196)     (15,037)          24       10,980       (4,229)
    Provision for reduction in carrying value
     of certain assets                                          -        6,028            -            -        6,028
    Other                                                   2,156        4,405            -            -        6,561
    Equity in net earnings of subsidiaries                 89,105            -            -      (89,105)           -
    Discontinued operations                                     -       63,585            -            -       63,585
    Change in assets and liabilities                      (53,159)      68,287        2,195        9,206       26,529
                                                        ---------    ---------    ---------    ---------    ---------
  Net cash (used in) provided by operating activities     (71,793)     104,707        9,354       20,186       62,454
                                                        ---------    ---------    ---------    ---------    ---------
Cash flows from investing activities:
  Proceeds from the sale of assets                            142       12,165           30            -       12,337
  Capital expenditures (net of reimbursements)                  -      (34,895)         (67)           -      (34,962)
                                                        ---------    ---------    ---------    ---------    ---------
  Net cash provided by (used in) investing activities         142      (22,730)         (37)           -      (22,625)
                                                        ---------    ---------    ---------    ---------    ---------
Cash flows from financing activities:
  Proceeds from issuance of debt                          225,000            -            -            -      225,000
  Principal payments under debt obligations              (239,064)      (1,244)           -            -     (240,308)
  Payment of debt issuance costs                           (8,738)           -            -            -       (8,738)
  Intercompany advances, net                              104,254      (79,145)      (4,923)     (20,186)           -
                                                        ---------    ---------    ---------    ---------    ---------
  Net cash provided by (used in) financing activities      81,452      (80,389)      (4,923)     (20,186)     (24,046)
                                                        ---------    ---------    ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents        9,801        1,588        4,394            -       15,783

Cash and cash equivalents at beginning of year             43,254        6,218        2,510            -       51,982
                                                        ---------    ---------    ---------    ---------    ---------
Cash and cash equivalents at end of year                $  53,055    $   7,806    $   6,904    $       -    $  67,765
                                                        =========    =========    =========    =========    =========

                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                 CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                             (Dollars in Thousands)

                                                                                Year Ended December 31, 2002
                                                           ------------------------------------------------------------------
                                                            Parent       Guarantor   Non-Guarantor Eliminations  Consolidated
                                                           ---------     ---------   ------------- ------------  -------------
Cash flows from operating activities:
  Net income (loss)                                        $(114,054)    $(110,982)    $  1,231     $ 109,751     $(114,054)
  Adjustments to reconcile net income (loss)  to
    net cash provided by operating activities:
    Depreciation and amortization                                  1        74,190        3,299          (122)       77,368
    Gain on disposition of assets                                (15)       (8,070)           3         4,629        (3,453)
    Cumulative effect of change in accounting principle            -        73,144            -             -        73,144
    Provision for reduction in carrying value of certain
      assets                                                       -         1,140            -             -         1,140
    Deferred tax benefit                                     (17,120)            -            -             -       (17,120)
    Discontinued operations                                        -        21,516            -             -        21,516
    Other                                                      6,874         4,060            -        (4,889)        6,045
    Equity in net earnings of subsidiaries                   113,980             -            -      (113,980)            -
    Change in assets and liabilities                          28,477       (25,608)      (5,853)       (8,421)      (11,405)
                                                           ---------     ---------     --------     ---------     ---------
  Net cash provided by (used in) operating  activities        18,143        29,390       (1,320)      (13,032)       33,181
                                                           ---------     ---------     --------     ---------     ---------

Cash flows from investing activities:
  Proceeds from the sale of assets                               144         6,307            -             -         6,451
  Capital expenditures (net of reimbursements)                   (81)      (45,181)     (43,932)       44,013       (45,181)
                                                           ---------     ---------     --------     ---------     ---------
  Net cash provided by (used in) investing activities             63       (38,874)     (43,932)       44,013       (38,730)
                                                           ---------     ---------     --------     ---------     ---------

Cash flows from financing activities:
  Principal payments under debt obligations                   (5,489)            -            -             -        (5,489)
  Proceeds from interest rate swap agreements                  2,620             -            -             -         2,620
  Intercompany advances, net                                 (23,020)        7,630       46,371       (30,981)            -
                                                           ---------     ---------     --------     ---------     ---------
  Net cash provided by (used in) financing activities        (25,889)        7,630       46,371       (30,981)       (2,869)
                                                           ---------     ---------     --------     ---------     ---------
Net increase (decrease) in cash and cash equivalents          (7,683)       (1,854)       1,119             -        (8,418)

Cash and cash equivalents at beginning of year                50,937         8,072        1,391             -        60,400
                                                           ---------     ---------     --------     ---------     ---------
Cash and cash equivalents at end of year                   $  43,254     $   6,218     $  2,510     $       -     $  51,982
                                                           =========     =========     ========     =========     =========

Note 6 - Derivative Financial Instruments

      The Company is exposed to interest rate risk from its fixed-rate debt. The Company has hedged against a portion of the risk of changes in fair value associated with its $214.2 million 9.75% Senior Notes by entering into three fixed-to-variable interest rate swap agreements with a total notional amount of $150.0 million. The terms of the interest rate swap agreements are as follows:

           Months                  Notional Amount                 Floating Rate
-----------------------------  ----------------------  ---------------------------------------
                               (Dollars in Thousands)
December 2001 - November 2006       $   50,000         Three-month LIBOR plus 446 basis points

January 2002 - November 2006        $   50,000         Three-month LIBOR plus 475 basis points

January 2002 - November 2006        $   50,000         Three-month LIBOR plus 482 basis points

      The Company assumes no ineffectiveness as each interest rate swap agreement meets the short-cut method requirements under SFAS No. 133 for fair value hedges of debt instruments. As a result, changes in the fair value of the interest rate swap agreements are offset by changes in the fair value of the debt and no net gain or loss is recognized in earnings. During the year ended December 31, 2002, the interest rate swap agreements reduced interest expense by $2.9 million.

      On July 24, 2002, we terminated all the interest rate swap agreements and received $3.5 million. A gain totaling $2.6 million was being amortized as a reduction to interest expense and was subsequently included in the loss on the debt extinguishment of the 9.75% Senior Notes in October 2003. During 2003, $0.5 million was recognized as a reduction to interest expense and a gain of $1.9 million was included in loss on extinguishment of debt.

Note 7 - Income Taxes

      Income (loss) before income taxes, discontinued operations and cumulative effect of change in accounting principle is summarized below (dollars in thousands):

                                                    Year Ended December 31,
                                                --------------------------------
                                                  2003        2002        2001
                                                --------    --------    --------
United States                                   $(33,707)   $(34,351)   $     19
Foreign                                           (1,742)     17,458      14,896
                                                --------    --------    --------
                                                $(35,449)   $(16,893)   $ 14,915
                                                ========    ========    ========

      Income tax expense (benefit) related to continuing operations are summarized as follows (dollars in thousands):

                                                   Year Ended December 31,
                                               -------------------------------
                                                 2003       2002        2001
                                               --------   --------    --------
Current:
  United States:
    Federal                                    $      -   $    104    $    530
    State                                             -          -           -
  Foreign                                        16,985     21,316      13,957

Deferred:
  United States:
   Federal                                            -    (17,120)     (1,846)
   State                                              -          -         (53)
                                               --------   --------    --------
                                               $ 16,985   $  4,300    $ 12,588
                                               ========   ========    ========

      Total income tax expense (benefit) differs from the amount computed by multiplying income (loss) before income taxes by the U.S. federal income tax statutory rate. The reasons for this difference are as follows (dollars in thousands):


                                                                   Year Ended December 31,
                                          ----------------------------------------------------------------------
                                                  2003                     2002                     2001
                                          --------------------     --------------------     --------------------
                                                        % of                     % of                     % of
                                                       Pre-Tax                  Pre-Tax                  Pre-Tax
                                           Amount      Income       Amount      Income       Amount      Income
                                          --------     -------     --------     -------     --------     -------
Computed expected tax expense (benefit)   $(12,407)        (35%)   $ (5,913)        (35%)   $  5,220          35%
Foreign taxes, net of federal benefit       11,040          31%      13,855          82%       9,072          61%
Change in valuation allowance               11,858          33%      (9,828)        (58%)     (6,537)        (44%)
Foreign corporation income (loss)            1,151           4%       3,234          19%       3,689          24%
Permanent differences                        4,701          13%       2,781          16%       1,488          10%
Other                                          642           2%         171           1%        (344)         (2%)
                                          --------     -------     --------     -------     --------     -------
Actual tax expense (benefit)              $ 16,985          48%    $  4,300          25%    $ 12,588          84%
                                          ========     =======     ========     =======     ========     =======

      The components of the Company's tax assets and (liabilities) as of December 31, 2003 and 2002 are shown below (dollars in thousands):

                                                                                         December 31,
                                                                                     --------------------
                                                                                       2003        2002
                                                                                     --------    --------
Deferred tax assets:
  Net operating loss carryforwards                                                   $ 64,488    $ 49,529
  Alternative minimum tax carryforwards                                                   401         401
  Reserves established against realization of certain assets                            3,800       2,937
  Accruals not currently deductible for tax purposes                                    8,879       5,814
                                                                                     --------    --------
                                                                                       77,568      58,681

Deferred tax liabilities:
  Property, plant and equipment                                                       (48,039)    (43,337)
  Goodwill                                                                            (10,662)     (8,335)
                                                                                     --------    --------
Net deferred tax (liability) asset                                                     18,867       7,009
Valuation allowance                                                                   (18,867)     (7,009)
                                                                                     --------    --------
Deferred income tax liability                                                        $      -    $      -
                                                                                     ========    ========

      The change in the valuation allowance in 2003 is due to the Company making the determination that it is more likely than not that the benefit of the net operating loss for 2003 will not be fully realizable in future years. The Company has a remaining valuation allowance of $18,867,000 with respect to its net deferred tax asset for the amount of net operating loss carryforwards expected to expire unused. However, the amount of the asset considered realizable could be different in the near term if estimates of future taxable income change.

      At December 31, 2003, the Company had $184,252,000 of net operating loss carryforwards. For tax purposes the net operating loss carryforwards expire over a 20-year period ending December 31 as follows: 2007 - $10,141,000; 2008 - $11,968,000; 2009 - $6,700,000; thereafter - $155,443,000.

Note 8 - Common Stock and Stockholders' Equity

Stock Plans

      The Company's employee and non-employee director stock plans are summarized as follows:

      The 1994 Non-Employee Director Stock Option Plan ("Director Plan") provides for the issuance of options to purchase up to 200,000 shares of Parker Drilling's common stock. The option price per share is equal to the fair market value of a Parker Drilling share on the date of grant. The term of each option is 10 years, and an option first becomes exercisable six months after the date of grant. All shares available for issuance under this plan have been granted.

      The 1994 Executive Stock Option Plan provides that the directors may grant a maximum of 2,400,000 shares to key employees of the Company and its subsidiaries through the granting of stock options, stock appreciation rights and restricted and deferred stock awards. The option price per share may not be less than 50 percent of the fair market value of a share on the date the option is granted, and the maximum term of a non-qualified option may not exceed 15 years and the maximum term of an incentive option is 10 years. As of December 31, 2003, there were 27,000 shares available for granting.

      The 1997 Stock Plan initially authorized 4,000,000 shares to be available for granting to officers and key employees who, in the opinion of the board of directors, were in a position to contribute to the growth, management and success of the Company. This plan was approved by the board of directors as a "broad-based" plan under the interim rules of the New York Stock Exchange and, as a result, more than 50 percent of the awards under this plan have been made to non-executive employees. The option price per share may not be less than the fair market value on the date the option is granted for incentive options and not less than par value of a share of common stock for non-qualified options. The maximum term of an incentive option is 10 years and the maximum term of a non-qualified option is 15 years. The plan was amended in July 1999, April 2001 and September 2002, to grant authority to the compensation committee to issue awards and to authorize 2,000,000; 1,000,000; and 1,800,000 additional shares, respectively, for issuance, which shares were registered with the SEC. As of December 31, 2003, there were 250,754 shares available for granting. The Company issued 755,000 restricted shares in July 2003 to selected key personnel. The shares will become vested as follows: 50 percent of the outstanding restricted shares vesting when the closing stock price is $3.50 or above for thirty consecutive days, the remaining 50 percent will vest when the closing stock price is $5.00 or above for thirty consecutive days. After seven years, all shares will vest regardless of price.

      Information regarding the Company's stock option plans is summarized below:

                                                                                      1994 Director Plan
                                                                                      ------------------
                                                                                                Weighted
                                                                                                Average
                                                                                                Exercise
                                                                                      Shares     Price
                                                                                      -------   --------
Shares under option:

   Outstanding at December 31, 2000                                                  200,000   $  8.431
   Granted                                                                                 -          -
   Exercised                                                                               -          -
   Cancelled                                                                               -          -
                                                                                     -------   --------
   Outstanding at December 31, 2001                                                  200,000      8.431

   Granted                                                                                 -          -
   Exercised                                                                               -          -
   Cancelled                                                                               -          -
                                                                                     -------   --------
   Outstanding at December 31, 2002                                                  200,000      8.431

   Granted                                                                                 -          -
   Exercised                                                                               -          -
   Cancelled                                                                               -          -
                                                                                     -------   --------
   Outstanding at December 31, 2003                                                  200,000   $  8.431
                                                                                     =======   ========

                                                     1994 Option Plan
                                     ---------------------------------------------------
                                       Incentive Options         Non-Qualified Options
                                     ------------------------   ------------------------
                                                    Weighted                   Weighted
                                                    Average                    Average
                                                    Exercise                   Exercise
                                       Shares         Price        Shares        Price
                                     ----------    ----------   ----------    ----------
Shares under option:

  Outstanding at December 31, 2000      622,564    $    7.227    1,568,186    $    7.580

  Granted                                     -             -            -             -
  Exercised                             (17,000)        4.500      (1,250)        2.250
  Cancelled                                   -             -            -             -
                                     ----------    ----------   ----------    ----------
  Outstanding at December 31, 2001      605,564         7.303   1,566,936         7.585

  Granted                                     -             -            -             -
  Exercised                                   -             -            -             -
  Cancelled                                   -             -            -             -
                                     ----------    ----------   ----------    ----------
  Outstanding at December 31, 2002      605,564         7.303   1,566,936         7.585

  Granted                                     -             -            -             -
  Exercised                                   -             -            -             -
  Cancelled                             (27,000)        7.741            -             -
                                     ----------    ----------   ----------    ----------
  Outstanding at December 31, 2003      578,564    $    7.286   1,566,936    $    7.585
                                     ==========    ==========   ==========    ==========

                                                             1997 Stock Plan
                                      ----------------------------------------------------------------
                                           Incentive Options       Non-Qualified Options
                                      ------------------------   ------------------------
                                                     Weighted                   Weighted
                                                     Average                    Average
                                                     Exercise                   Exercise    Restricted
                                       Shares         Price       Shares         Price        Shares
                                      ----------    ----------   ----------    ----------   ----------
Shares under option:

  Outstanding at December 31, 2000    2,721,901    $    8.158    2,053,335    $    6.556            -

  Granted                                     -             -    1,485,000         5.167            -
  Exercised                            (137,061)        3.193      (31,915)        3.188            -
  Cancelled                                   -             -            -             -            -
                                     ----------    ----------   ----------    ----------   ----------
  Outstanding at December 31, 2001    2,584,840         8.421    3,506,420         6.000            -

  Granted                                     -             -    1,355,000         2.301       30,000
  Exercised                             (10,196)        3.188       (8,053)        3.188            -
  Cancelled                             (84,884)        9.020     (105,817)        6.391            -
                                     ----------    ----------   ----------    ----------   ----------
  Outstanding at December 31, 2002    2,489,760         8.422    4,747,550         4.924       30,000

  Granted                                62,402         8.322      262,598         3.736      755,000
  Exercised                                   -             -            -             -       (6,000)
  Cancelled                             (50,513)       10.314      (52,488)        4.020            -
                                     ----------    ----------   ----------    ----------   ----------
  Outstanding at December 31, 2003    2,501,649    $    8.382    4,957,660    $    4.887      779,000
                                     ==========    ==========   ==========    ==========   ==========

                                                                      Outstanding Options
                                                                   ------------------------
                                                                                 Weighted
                                                                                  Average      Weighted
                                                                                 Remaining      Average
                                                                    Number of   Contractual    Exercise
          Plan                                 Exercise Prices       Shares        Life          Price
--------------------------                   --------------------  -----------  -----------   ----------
1994 Director Plan
  Non-qualified                              $  3.281 - $  6.125        40,000   3.4 years     $ 4.827
  Non-qualified                              $  8.875 - $ 12.094       160,000   4.5 years     $ 9.332

1994 Executive Option Plan
  Incentive option                           $  4.500                  210,554   2.0 years     $ 4.500
  Incentive option                           $  8.875                  368,010   4.4 years     $ 8.875
  Non-qualified                              $  2.250                   55,500   2.0 years     $ 2.250
  Non-qualified                              $  4.500                  379,446   2.0 years     $ 4.500
  Non-qualified                              $  8.875                1,131,990   4.4 years     $ 8.875

1997 Stock Plan
  Incentive option                           $  3.188 - $  5.938       786,984   2.4 years     $ 3.364
  Incentive option                           $  8.875 - $ 12.188     1,714,665   3.2 years     $10.685
  Non-qualified                              $  1.960 - $  6.070     3,789,825   4.2 years     $ 3.603
  Non-qualified                              $  8.875 - $ 10.813     1,167,835   3.6 years     $ 9.053

                                                                      Exercisable Options
                                                                   -------------------------
                                                                                  Weighted
                                                                                   Average
                                                                    Number of     Exercise
          Plan                                 Exercise Prices       Shares         Price
--------------------------                   --------------------  -----------   -----------
1994 Director Plan
  Non-qualified                              $  3.281 - $  6.125        40,000     $ 4.827
  Non-qualified                              $  8.875 - $ 12.094       160,000     $ 9.332

1994 Executive Option Plan
  Incentive option                           $  4.500                  210,554     $ 4.500
  Incentive option                           $  8.875                  368,010     $ 8.875
  Non-qualified                              $  2.250                   55,500     $ 2.250
  Non-qualified                              $  4.500                  379,446     $ 4.500
  Non-qualified                              $  8.875                1,131,990     $ 8.875

1997 Stock Plan
  Incentive option                           $  3.188 - $  5.938       786,984     $ 3.364
  Incentive option                           $  8.875 - $ 12.188     1,714,665     $10.685
  Non-qualified                              $  1.960 - $  6.070     2,709,825     $ 3.737
  Non-qualified                              $  8.875 - $ 12.094     1,167,835     $ 9.053

      The Company has three additional stock plans which provide for the issuance of stock for no cash consideration to officers and key non-officer employees. Under two of the plans, each employee receiving a grant of shares may dispose of 15 percent of the grant on each annual anniversary date from the date of grant for the first four years and the remaining 40 percent on the fifth-year anniversary. These two plans have a total of 11,375 shares reserved and available for granting. Shares granted under the third plan are fully vested no earlier than 24 months from the effective date of the grant and not later than 36 months. The third plan has a total of 1,562,195 shares reserved and available for granting. No shares were granted under these plans in 2003, 2002 and 2001.

      At December 31, 2003 and 2002, 506,577 shares were held in Treasury.

Stock Reserved for Issuance

      The following is a summary of common stock reserved for issuance:

                                                                                  December 31,
                                                                             -----------------------
                                                                                2003         2002
                                                                             ----------   ----------
Stock plans                                                                  12,449,066   12,441,135
Stock bonus plan                                                                947,353    1,577,221
Convertible notes                                                             6,833,593    8,090,254
                                                                             ----------   ----------
Total shares reserved for issuance                                           20,230,012   22,108,610
                                                                             ==========   ==========

Stockholder Rights Plan

      The Company adopted a stockholder rights plan on June 25, 1998, to assure that the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive takeover tactics to gain control of the Company without paying all stockholders a fair price. The rights plan was not adopted in response to any specific takeover proposal. Under the rights plan, the Company's board of directors declared a dividend of one right to purchase one one-thousandth of a share of a new series of junior participating preferred stock for each outstanding share of common stock. The plan was amended on September 22, 1998, to eliminate the restriction on the board of directors' ability to redeem the shares for two years in the event the majority of the board of directors does not consist of the same directors that were in office as of June 25, 1998 ("Continuing Directors"), or directors that were recommended to succeed Continuing Directors by a majority of the Continuing Directors.

      The rights may only be exercised 10 days following a public announcement that a third party has acquired 15 percent or more of the outstanding common shares of the Company or 10 days following the commencement of, or announcement of, an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a third party of 15 percent or more of the common shares. When exercisable, each right will entitle the holder to purchase one one-thousandth share of the new series of junior participating preferred stock at an exercise price of $30, subject to adjustment. If a person or group acquires 15 percent or more of the outstanding common shares of the Company, each right, in the absence of timely redemption of the rights by the Company, will entitle the holder, other than the acquiring party, to purchase for $30, common shares of the Company having a market value of twice that amount.

      The rights, which do not have voting privileges, expire June 30, 2008, and at the Company's option, may be redeemed by the Company in whole, but not in part, prior to expiration for $0.01 per right. Until the rights become exercisable, they have no dilutive effect on earnings per share.

Note 9 - Reconciliation of Income and Number of Shares Used to Calculate Basic and Diluted Earnings Per Share (EPS)

                                                               For the Year Ended December 31, 2003
                                                           --------------------------------------------
                                                               Loss             Shares        Per-Share
                                                            (Numerator)      (Denominator)     Amount
                                                           -------------    --------------    ---------
Basic EPS:
  Loss from continuing operations                          $ (52,434,000)       93,420,713    $   (0.56)
  Discontinued operations, net of taxes                      (57,265,000)                         (0.61)
                                                           -------------                      ---------
  Net loss                                                 $(109,699,000)                     $   (1.17)
                                                           =============                      =========

Effect of dilutive securities:
  Stock options                                                        -                 -            -

Diluted EPS:
  Loss from continuing operations                          $ (52,434,000)                     $   (0.56)
  Discontinued operations, net of taxes                      (57,265,000)                         (0.61)
                                                           -------------                      ---------
  Net loss                                                 $(109,699,000)                     $   (1.17)
                                                           =============                      =========

                                                               For the Year Ended December 31, 2002
                                                           --------------------------------------------
                                                               Loss             Shares        Per-Share
                                                            (Numerator)      (Denominator)     Amount
                                                           -------------    --------------    ---------
Basic EPS:
  Loss from continuing operations                          $ (21,193,000)       92,444,773    $   (0.23)
  Discontinued operations, net of taxes                      (19,717,000)                         (0.21)
  Cumulative effect of change in
   accounting principle                                      (73,144,000)                         (0.79)
                                                           -------------                      ---------
Net loss                                                   $(114,054,000)                     $   (1.23)
                                                           =============                      =========

Effect of dilutive securities:
  Stock options                                                        -                 -            -

Diluted EPS:
  Loss from continuing operations                          $ (21,193,000)                     $   (0.23)
  Discontinued operations, net of taxes                      (19,717,000)                         (0.21)
  Cumulative effect of change in
  accounting principle                                       (73,144,000)                         (0.79)
                                                           -------------                      ---------
Net loss                                                   $(114,054,000)                     $   (1.23)
                                                           =============                      =========

Note 9 - Reconciliation of Income and Number of Shares Used to Calculate Basic and Diluted Earnings Per Share (EPS) (continued)

                                                                    For the Year Ended December 31, 2001
                                                               --------------------------------------------
                                                                  Income            Shares        Per-Share
                                                                (Numerator)      (Denominator)      Amount
                                                               -------------    --------------    ---------
Basic EPS:
  Income from continuing operations                            $   2,327,000        92,008,877    $    0.03
  Discontinued operations, net of taxes                            8,732,000                           0.09
                                                               -------------                      ---------
  Net income                                                   $  11,059,000                      $    0.12
                                                               =============                      =========

Effect of dilutive securities:
  Stock options                                                            -           682,156            -

Diluted EPS:

  Income from continuing operations                            $   2,327,000        92,691,033    $    0.03
  Discontinued operations, net of taxes                            8,732,000                           0.09
                                                               -------------                      ---------
  Net income plus assumed conversions                          $  11,059,000                      $    0.12
                                                               =============                      =========

      The Company has outstanding $105,169,000 of 5.5% Convertible Subordinated Notes, which are convertible into 6,833,593 shares of common stock at $15.39 per share. The Notes have been outstanding since their issuance in July 1997, but were not included in the computation of diluted EPS because the assumed conversion of the Notes would have had an anti-dilutive effect on EPS. For the year ended December 31, 2003, options to purchase 9,804,809 shares of common stock at prices ranging from $1.960 to $12.188, which were outstanding during the period, were not included in the computation of diluted EPS because the assumed exercise of the options would have had an anti-dilutive effect on EPS due to the net loss incurred for 2003. For the fiscal year ended December 31, 2002, options to purchase 9,609,810 shares of common stock at prices ranging from $2.24 to $12.188, which were outstanding during the period, were not included in the computation of diluted EPS because the assumed exercise of the options would have had an anti-dilutive effect on EPS due to the net loss during 2002. For the fiscal year ended December 31, 2001, options to purchase 6,049,000 shares of common stock at prices ranging from $5.00 to $12.188, which were outstanding during the period, were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the common shares during the period.

Note 10 - Employee Benefit Plans

      The Parker Drilling Company Stock Bonus Plan ("Plan") was originally adopted effective September 1980 for eligible employees of the Company and its subsidiaries who have completed three months of service with the Company. It was amended in 1983 to qualify as a 401(k) plan under the Internal Revenue Code which permits a specified percentage of an employee's salary to be voluntarily contributed on a pre-tax basis and to provide for a Company matching feature. The Plan was amended and restated generally effective January 1, 2001, to comply with certain tax laws. It was thereafter amended effective January 1, 2002 to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). The Plan was further amended effective January 1, 2003 to comply with new tax laws and again amended effective November 1, 2003 to incorporate various plan design and administrative changes. Participants may contribute from one percent to 30 percent of eligible earnings and direct contributions to one or more of 12 investment funds. The Plan provides for dollar-for-dollar matching contributions by the Company up to three percent of a participant's compensation and $0.50 for every dollar contributed from three percent to five percent. The Company's matching contribution is made in Parker Drilling common stock and vests immediately. Each Plan year, additional Company contributions can be made, at the discretion of the board of directors, in amounts not exceeding the permissible deductions under the Internal Revenue Code. The Company issued 627,732; 544,844; and 343,289 shares to the Plan in 2003, 2002 and 2001 with the Company recognizing expense of $1.5 million; $1.5 million; and $1.9 million in each of the periods, respectively.

      Parker Drilling Company Limited ("PDCL"), a wholly-owned subsidiary of the Company, maintains an unfunded, deferred compensation plan ("Compensation Plan") on behalf of certain designated non-resident alien employees of PDCL, which is maintained outside of the United States. The Compensation Plan gives participants the option to defer from two percent to 100 percent of the participant's base pay and between five percent and 100 percent of the participant's bonus pay for a minimum period of two years. The Compensation Plan provides that PDCL agrees to match up to three percent of the participant's base pay and bonus pay which shall be posted to the account of the participant. The participant may direct PDCL to invest deferrals posted to the participant's account in investment funds as determined by the chief operating officer of the Company. All benefits payable under the plan constitute general corporation obligations which shall be subject to the claims of general creditors of PDCL in the event of PDCL's insolvency. PDCL may amend or terminate this plan at its discretion at any time, at which time all account balances shall be paid in a lump sum to the participant or their designated beneficiary. The Compensation Plan was valued at $1.7 million and $1.9 million as of December 31, 2003 and 2002, respectively. The Company recognized expense of $0.2 million; $0.5 million; and $40 thousand in each of the years ending December 31, 2003, 2002 and 2001.

Note 11 - Business Segments

      The Company is organized into three primary business segments: U.S. drilling operations, international drilling operations, and rental tools. This is the basis management uses for making operating decisions and assessing performance.

                                                                       Year Ended December 31,
                                                               -----------------------------------------
              Operations by Industry Segment                      2003           2002           2001
------------------------------------------------------------   -----------    -----------    -----------
                                                                       (Dollars in Thousands)
Drilling and rental revenues:
  U.S. drilling (1)                                            $    67,449    $    78,330    $   118,998
  International drilling (1)                                       216,567        259,874        268,317
  Rental tools (1)                                                  54,637         47,510         65,629
                                                               -----------    -----------    -----------
Total drilling and rental revenues                                 338,653        385,714        452,944
                                                               -----------    -----------    -----------
Drilling and rental operating income (loss):
  U.S. drilling                                                       (186)         6,355         25,059
  International drilling                                            24,557         39,101         37,314
  Rental tools                                                      17,611         13,053         29,992
                                                               -----------    -----------    -----------
Total drilling and rental operating income (loss)                   41,982         58,509         92,365

Net construction contract operating income                           2,000          2,462              -
General and administrative expense                                 (19,256)       (24,728)       (21,721)
Provision for reduction in carrying value of certain assets         (6,028)        (1,140)             -
Gain on disposition of assets, net                                   4,229          3,453          1,956
Reorganization expense                                                   -              -         (7,500)
                                                               -----------    -----------    -----------
Total operating income                                              22,927         38,556         65,100

Interest expense                                                   (53,790)       (52,409)       (53,015)
Loss on extinguishment of debt                                      (5,274)             -              -
Minority interest                                                      464            278              -
Other income (expense)                                                 224         (3,318)         2,830
                                                               -----------    -----------    -----------
Income (loss) from continuing operations before income taxes   $   (35,449)   $   (16,893)   $    14,915
                                                               ===========    ===========    ===========
Identifiable assets: (2)
  U.S. drilling                                                $   227,479    $   307,811    $   343,357
  International drilling                                           413,338        418,665        424,022
  Rental tools                                                      77,940         69,998         70,365
                                                               -----------    -----------    -----------
Total identifiable assets                                          718,757        796,474        837,744

Corporate assets                                                   128,875        156,851        268,033
                                                               -----------    -----------    -----------
Total assets                                                   $   847,632    $   953,325    $ 1,105,777
                                                               ===========    ===========    ===========

(1) U.S. drilling segment includes $7.3 million in revenues from ChevronTexaco Corporation; International drilling segment includes $56.2 million, $53.1 million and $10.3 million in revenues from Royal Dutch Shell, Tengizchevroil and ChevronTexaco Corporation respectively; Rental tools segment includes $7.1 million in revenues from ChevronTexaco Corporation.

(2)   Includes assets related to discontinued operations.


                                                                 Year Ended December 31,
                                                              ------------------------------
         Operations by Industry Segment                         2003       2002       2001
-------------------------------------------------             --------   --------   --------
                                                                 (Dollars in Thousands)
Capital expenditures:
  U.S. drilling                                               $  7,400   $  6,248   $ 41,366
  International drilling                                         9,536     22,452     53,732
  Rental tools                                                  18,026     14,864     24,210
  Corporate                                                          -      1,617      2,725
                                                              --------   --------   --------
Total capital expenditures                                    $ 34,962   $ 45,181   $122,033
                                                              ========   ========   ========

Depreciation and amortization:

  U.S. drilling                                               $ 19,460   $ 19,029   $ 24,996
  International drilling                                        38,412     43,660     38,379
  Rental tools                                                  13,622     12,361     12,302
  Corporate                                                      2,185      2,318      2,278
                                                              --------   --------   --------
Total depreciation and amortization                           $ 73,679   $ 77,368   $ 77,955
                                                              ========   ========   ========

                                                                       Year Ended December 31,
                                                               -----------------------------------------
               Operations by Geographic Area                      2003            2002          2001
------------------------------------------------------------   -----------    ------------   -----------
                                                                       (Dollars in Thousands)
Drilling and rental revenues:
  United States                                                $   122,086    $   125,840    $   184,627
  Latin America                                                     24,869         42,883         57,890
  Asia Pacific                                                      28,492         40,124         34,037
  Africa and Middle East                                            56,601         73,873         82,273
  CIS                                                              106,605        102,994         94,117
                                                               -----------    -----------    -----------
Total drilling and rental revenues                                 338,653        385,714        452,944
                                                               -----------    -----------    -----------
Drilling and rental operating income (loss):
  United States                                                     17,425         19,409         55,051
  Latin America                                                     (1,345)          (559)         2,346
  Asia Pacific                                                       3,309         14,254         11,284
  Africa and Middle East                                             3,316          9,158         11,794
  CIS                                                               19,277         16,247         11,890
                                                               -----------    -----------    -----------
Total drilling and rental operating income (loss)                   41,982         58,509         92,365
                                                               -----------    -----------    -----------

Net construction contract operating income (United States)           2,000          2,462              -
General and administrative expense                                 (19,256)       (24,728)       (21,721)
Provision for reduction in carrying value of certain assets         (6,028)        (1,140)             -
Gain on disposition of assets, net                                   4,229          3,453          1,956
Reorganization expense                                                   -              -         (7,500)
                                                               -----------    -----------    -----------
Total operating income                                              22,927         38,556         65,100

Interest expense                                                   (53,790)       (52,409)       (53,015)
Loss on extinguishment of debt                                      (5,274)             -              -
Minority interest                                                      464            278              -
Other income (expense)                                                 224         (3,318)         2,830
                                                               -----------    -----------    -----------
Income (loss) from continuing operations before income taxes   $   (35,449)   $   (16,893)   $    14,915
                                                               ===========    ===========    ===========

Identifiable assets: (1)

  United States                                                $   434,294    $   534,660        681,756
  Latin America                                                    104,817         88,985         93,722
  Asia Pacific                                                      55,520         46,385         39,963
  Africa and Middle East                                            81,283         99,496         94,986
  CIS                                                              171,718        183,799        195,350
                                                               -----------    -----------    -----------
Total identifiable assets                                      $   847,632    $   953,325    $ 1,105,777
                                                               ===========    ===========    ===========

(1)   Includes assets related to discontinued operations.

Note 12 - Commitments and Contingencies

      At December 31, 2003, the Company had a $50.0 million revolving credit facility available for general corporate purposes and to support letters of credit. As of December 31, 2003, $10.6 million of availability has been reserved to support letters of credit that have been issued. At December 31, 2003, no amounts had been drawn under the revolving credit facility.

      The Company has various lease agreements for office space, equipment, vehicles and personal property. These obligations extend through 2009 and are typically non-cancelable. Most leases contain renewal options and certain of the leases contain escalation clauses. Future minimum lease payments at December 31, 2003, under operating leases with non-cancelable terms in excess of one year, are as follows (dollars in thousands):

                 2004                       $  4,133
                 2005                          2,467
                 2006                          2,231
                 2007                          2,159
                 2008                          2,842
                 Thereafter                      877
                                            --------
                 Total                      $ 14,709
                                            ========

      Total rent expense for all operating leases amounted to $10.3 million for 2003, $10.9 million for 2002, and $5.5 million for 2001.

      Each of the executive officers entered into an employment agreement with the Company, each of which became effective during 2002, with the exception of Mr. Potter's which became effective in June 2003. The term of each agreement is for three years and each provides for automatic extensions of two years, with the exception of Mr. Brassfield, Mr. Gass and Mr. Graham, whose agreements are for two years and provide for an automatic extension of two years, Mr. Potter, whose agreement is for two years with automatic extensions of one year, and Mr. Robert L. Parker whose agreement is for one year with automatic extensions of one year. The employment agreements provide for the following benefits:

      o payment of current salary, which may be increased upon review by CEO (or the board of directors in case of CEO and Chairman) on an annual basis but cannot be reduced except with consent of the executive;

      o payment of target bonuses of up to 100 percent of salary based on meeting certain incentives (75 percent for Mr. Nash and Mr. Whalen and 50 percent for Mr. Brassfield, Mr. Gass and Mr. Graham and 30 percent for Mr. Potter); and

      o eligible to receive stock options and stock grants and to participate in other benefits, including without limitation, paid vacation, 401(k) plan, health insurance and life insurance.

      If the executive's employment is terminated, including by reason of death or disability or retirement, but excluding termination for cause or termination as a result of the resignation of the executive, unless for good reason (based on definitions of cause and good reason in the agreements), the executive is entitled to receive:

      o  salary for remainder of month of the termination;

      o  bonus for the prior year if earned and yet unpaid;

      o  remainder of vacation pay for the year;

      o a severance payment equal to two times the sum of the highest salary and bonus over the previous three years, except for Mr. Brassfield, Mr. Gass and Mr. Graham whose payment will be based on a 1.5 times multiplier and Mr. Potter, whose payment will be based on a one time multiplier ("Additional Benefit"); and

      o continued health benefits for two years, except for Mr. Brassfield, Mr. Gass and Mr. Graham who will receive these benefits for 1.5 years and Mr. Potter who will receive these benefits for one year ("Other Benefits").

      In consideration for these benefits the executive agrees to perform his customary duties set forth in the employment agreement, and further covenants not to solicit business except on behalf of the Company during his employment and to refrain from hiring employees of the Company or to compete against the Company for a period of one year following his termination.

      In addition to the above benefits, each employment agreement provides that in the event of a change in control, as defined in the agreement, the term of the employment agreement will be extended for three years. If the executive is terminated during this three year period for any reason except for cause or the executive resigns during the first two years after the change in control for good reason, the Additional Benefit payable shall be based on three times salary and bonus, payable in a lump sum, and the Other Benefits shall also be provided for three years. In certain circumstances, the Company has agreed to make the executive whole for excise taxes that may apply with respect to payments made after a change in control. The benefits provided under the employment agreements executed by the executive officers are in lieu of and replace the benefits under the Severance Compensation and Consulting Agreements previously executed by certain executive officers, which Severance Compensation and Consulting Agreements have been terminated.

      The drilling of oil and gas wells is subject to various federal, state, local and foreign laws, rules and regulations. The Company, as an owner or operator of both onshore and offshore facilities operating in or near waters of the United States, may be liable for the costs of removal and damages arising out of a pollution incident to the extent set forth in the Federal Water Pollution Control Act, as amended by the Oil Pollution Act of 1990 ("OPA") and the Outer Continental Shelf Lands Act. In addition, the Company may also be subject to applicable state law and other civil claims arising out of any such incident. Certain of the Company's facilities are also subject to regulations of the Environmental Protection Agency ("EPA") that require the preparation and implementation of spill prevention, control and countermeasure plans relating to possible discharge of oil into navigable waters. Other regulations of the EPA may require certain precautions in storing, handling, and transporting hazardous wastes. State statutory provisions relating to oil and natural gas generally include requirements as to well spacing, waste prevention, production limitations, pollution prevention and cleanup, obtaining drilling and dredging permits and similar matters.

      The Company is a party to various lawsuits and claims arising out of the ordinary course of business. Management, after review and consultation with legal counsel, considers that any liability resulting from these matters would not materially affect the results of operations, the financial position or the net cash flows of the Company (see Note 17 in the notes to the consolidated financial statements).

Note 13 - Related Party Transactions

      On February 27, 1995, the Company entered into a Split Dollar Life Insurance Agreement with Robert L. Parker and the Robert L. Parker and Catherine
M. Parker Family Trust under Indenture dated 23rd day of July 1993 ("Trust") pursuant to which the Company agreed to provide life insurance protection for Mr. and Mrs. Robert L. Parker in the event of the death of Mr. and Mrs. Parker (the "Agreement"). The Agreement provided that the Trust would acquire and own a life insurance policy with face amount of $13.2 million and that the Company would pay the premiums subject to reimbursement by the Trust out of the proceeds of the policy, with interest to accrue on the premium payments made by the Company from and after January 1, 2000, at the one-year Treasury bill rate. The repayment of the premiums was secured by an Assignment of Life Insurance Policy as Collateral of same date as the Agreement. On October 14, 1996, the Agreement was amended to provide that interest accrual would be deferred until February 28, 2003, in consideration for the Company's termination of a separate life insurance policy on the life of Robert L. Parker. On April 19, 2000, the Agreement was amended and restated to replace the previous policy with two policies, one for $8.0 million on the life of Robert L. Parker and one for $7.7 million on the lives of both Mr. and Mrs. Robert L. Parker. Mr. Robert L. Parker Jr., the Company's CEO and son of Robert L. Parker will receive one third of the net proceeds of the policies.

      As of December 31, 2003, the accrued amount of premiums paid by the Company on the policies and to be reimbursed by the Trust to the Company was $4.7 million. Due to the adoption of the Sarbanes-Oxley Act of 2002 ("SOX"), additional loans to executive officers and directors may be prohibited, although continuance of loans in existence as of July 30, 2002, are allowed; provided there is no modification to such loans. Because the advancement of additional annual premiums by the Company may be considered a prohibited loan under SOX, the Company elected to not advance the $0.6 million premium that was due in December 2002 and 2003 pending further clarification from the Securities and Exchange Commission as to how the Company's obligation to advance these premiums under the Agreement can be honored without violating SOX.

Note 14 - Supplementary Information

      At December 31, 2003, accrued liabilities included $9.4 million of accrued interest expense, $4.0 million of workers' compensation and health plan liabilities and $9.4 million of accrued payroll and payroll taxes. At December 31, 2002, accrued liabilities included $8.5 million of accrued interest expense, $4.4 million of workers' compensation and health plan liabilities and $7.0 million of accrued payroll and payroll taxes. Other long-term obligations included $4.4 million and $4.7 million of workers' compensation liabilities as of December 31, 2003 and 2002, respectively.

Note 15 - Selected Quarterly Financial Data (Unaudited)

                                                                        Quarter
                                          -------------------------------------------------------------------
              Year 2003                     First         Second        Third       Fourth (2)       Total
---------------------------------------   ----------    ----------    ----------    ----------    -----------
                                                  (Dollars in Thousands Except Per Share Amounts)
Revenues                                  $   84,512    $   79,665    $   82,876    $   91,600    $   338,653

Drilling and rental operating income      $    9,789    $    4,693    $   10,259    $   17,241    $    41,982

Operating income                          $    5,380    $      507    $    7,713    $    9,327    $    22,927

Loss from continuing operations           $  (12,054)   $  (16,429)   $   (8,783)   $  (15,168)   $   (52,434)

Discontinued operations, net of taxes     $   (4,147)   $  (57,979)   $    2,127    $    2,734    $   (57,265)

Net loss                                  $  (16,201)   $  (74,408)   $   (6,656)   $  (12,434)   $  (109,699)

Basic earnings (loss) per share(1):
  Loss from continuing operations         $    (0.13)   $    (0.18)   $    (0.09)   $    (0.16)   $     (0.56)
  Discontinued operations, net of taxes   $    (0.04)   $    (0.62)   $     0.02    $     0.03    $     (0.61)
  Net loss                                $    (0.17)   $    (0.80)   $    (0.07)   $    (0.13)   $     (1.17)

Diluted earnings (loss) per share(1):
  Loss from continuing operations         $    (0.13)   $    (0.18)   $    (0.09)   $    (0.16)   $     (0.56)
  Discontinued operations, net of taxes   $    (0.04)   $    (0.62)   $     0.02    $     0.03    $     (0.61)
  Net loss                                $    (0.17)   $    (0.80)   $    (0.07)   $    (0.13)   $     (1.17)

(1) As a result of shares issued during the year, earnings per share for the year's four quarters, which are based on weighted average shares outstanding during each quarter, do not equal the annual earnings per share, which is based on the weighted average shares outstanding during the year.

(2) Operating income and net loss includes a $6.0 million provision for reduction in carrying value of certain assets.

Note 15 - Selected Quarterly Financial Data (continued) (Unaudited)

                                                                        Quarter
                                          -------------------------------------------------------------------
               Year 2002                    First         Second        Third         Fourth        Total
---------------------------------------   ----------    ----------    ----------    ----------    -----------
                                                  (Dollars in Thousands Except Per Share Amounts)

Revenues                                  $   99,949    $   96,885    $   96,223    $   92,657    $   385,714

Drilling and rental operating income      $   15,699    $   11,892    $   16,346    $   14,572    $    58,509

Operating income                          $   10,963    $    6,949    $   11,537    $    9,107    $    38,556

Loss from continuing operations           $   (3,838)   $   (6,117)   $   (3,960)   $   (7,278)   $   (21,193)

Discontinued operations, net of taxes     $   (7,231)   $   (5,372)   $   (4,060)   $   (3,054)   $   (19,717)

Cumulative effect of change in
  accounting principle (2)                $  (73,144)   $        -    $        -    $        -    $   (73,144)

Net loss                                  $  (84,213)   $  (11,489)   $   (8,020)   $  (10,332)   $  (114,054)

Basic loss per share(1):
  Loss from continuing operations         $    (0.04)   $    (0.06)   $    (0.04)   $    (0.08)   $     (0.23)
  Discontinued operations, net of taxes   $    (0.08)   $    (0.06)   $    (0.05)   $    (0.03)   $     (0.21)
  Cumulative effect of change in
    accounting principle (2)              $    (0.79)   $        -    $        -    $        -    $     (0.79)
Net loss                                  $    (0.91)   $    (0.12)   $    (0.09)   $    (0.11)   $     (1.23)

Diluted loss per share(1):
  Loss from continuing operations         $    (0.04)   $    (0.06)   $    (0.04)   $    (0.08)   $     (0.23)
  Discontinued operations, net of taxes   $    (0.08)   $    (0.06)   $    (0.05)   $    (0.03)   $     (0.21)
  Cumulative effect of change in
    accounting principle (2)              $    (0.79)   $        -    $        -    $        -    $     (0.79)
Net loss                                  $    (0.91)   $    (0.12)   $    (0.09)   $    (0.11)   $     (1.23)

(1) As a result of shares issued during the year, earnings per share for the year's four quarters, which are based on weighted average shares outstanding during each quarter, do not equal the annual earnings per share, which is based on the weighted average shares outstanding during the year.

(2) The first quarter includes recognition of $73.1 million goodwill impairment related to the jackup and platform rigs resulting from the adoption of SFAS No. 142. The impairment provision was included in the second quarter Form 10-Q, retroactive to January 1, 2002.

Note 16 - Recent Accounting Pronouncements

      In May 2003, the Financial Accounting Standards Board ("FASB") issued the Statement on Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards regarding the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 became effective for the Company starting in the quarter ended September 30, 2003. The adoption of this standard did not have any impact on the Company's financial position or results of operations.

      In January 2003, the FASB issued FASB Interpretation ("FIN") 46, "Consolidation of Variable Interest Entities an Interpretation of ARB No. 51." A Variable Interest Entity ("VIE") is created when: (i) the equity investment at risk is not sufficient to permit the entity from financing its activities without additional subordinated financial support from other parties or (ii) equity holders at risk either: (a) lack direct or indirect ability to make decisions about the entity, (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity if they occur. If an entity is deemed to be a VIE, pursuant to FIN 46, an enterprise that absorbs the majority of the expected losses of the VIE is considered the primary beneficiary and must consolidate the VIE. The application of FIN 46 (as amended by FIN 46-R) is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. The Company adopted this interpretation in December 2003 and implementation of this interpretation did not have a material effect on our results of operations or our financial position.

      In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," which supersedes SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 104's primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of Emerging Issues Task Force ("EITF") No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." While the wording of SAB No. 104 has changed to reflect the issuance of EITF No. 00-21, the revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104. The implementation of SAB No. 104 is not expected to effect the Company's financial position or results of operations.

Note 17 - Subsequent Event - Kazakhstan Tax Issue

      On July 6, 2001, the Ministry of State Revenues of Kazakhstan ("MSR") issued an Act of Audit to the Kazakhstan branch ("PKD Kazakhstan") of Parker Drilling Company International Limited ("PDCIL"), a wholly-owned subsidiary of the Company, assessing additional taxes of approximately $29.0 million for the years 1998-2000. The assessment consisted primarily of adjustments in corporate income tax based on a determination by the Kazakhstan tax authorities that payments by Offshore Kazakhstan International Operating Company, ("OKIOC"), to PDCIL of $99.0 million, in reimbursement of costs for modifications to rig 257, performed by PDCIL prior to the importation of the drilling rig into Kazakhstan, are income to PKD Kazakhstan, and therefore, taxable to PKD Kazakhstan. PKD Kazakhstan sought judicial review of the assessment and in March 2002 the Supreme Court confirmed the decision of the Astana City Court that the reimbursements were not income to PKD Kazakhstan. Although the MSR did not appeal the decision of the Civil Panel to the Supervisory Panel of the Supreme Court of Kazakhstan within the required time period and has not offered any material new evidence to re-open the case, the Ministry of Finance of Kazakhstan ("MinFin") has made additional claims against PKD Kazakhstan by applying its interpretation of the Supreme Court decision. Specifically, MinFin has made a claim for additional corporate income taxes based primarily on the disallowance of depreciation of the full value of rig 257 in the income tax returns of PKD Kazakhstan in 1999-2001. PKD Kazakhstan instituted legal proceedings to challenge the validity of these claims by MinFin and in December 2003 the Astana City Court issued a decision confirming a substantial portion of the claims of MinFin. This decision was appealed by PKD Kazakhstan and on March 5, 2004, the Supreme Court issued a judgment confirming the decision of the Astana City Court. Although the judgment provides that the claims approved by the Astana City Court of approximately $7.7 million are valid and payable upon receipt of the re-issuance of the corrected notice from the relevant taxing authority, the incremental amount which PKD Kazakhstan will ultimately be required to pay after the application of approximately $5.0 million in credits available to PKD Kazakhstan, will be approximately $3.0 million, which amount is fully reserved on the financial books of the Company. While the disallowance of depreciation for the years 1999-2001 will result in a cash payment at this time, the judgment does allow PKD Kazakhstan to depreciate the full value of rig 257 on its tax returns beginning in 2002, which will reduce taxable income and taxes to be paid in the future. In addition, the Company continues to pursue its petition with the U.S. Treasury Department for Competent Authority review, which is a tax treaty procedure to resolve disputes as to which country may tax income covered under the treaty. The U.S. Treasury Department has granted our petition and has initiated proceedings with the MSR which are ongoing.


ITEM 7. EXHIBITS

EXHIBIT NUMBER                              DESCRIPTION
--------------      ------------------------------------------------------------
     23             -  Consent of Independent Registered Public Accounting Firm.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2004

                                           PARKER DRILLING COMPANY

                                           By: /s/ Robert L. Parker Jr.
                                               ---------------------------------
                                           Robert L. Parker Jr.
                                           President and Chief Executive Officer
                                           and Director

                               INDEX TO EXHIBITS

EXHIBIT NUMBER                              DESCRIPTION
--------------      ------------------------------------------------------------
     23             -  Consent of Independent Registered Public Accounting Firm.